PROSPECTUS                                      Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68763

                         NANOPIERCE TECHNOLOGIES, INC.
                         -----------------------------
                       370 Seventeenth Street, Suite 3580
                             Denver, Colorado 80202


THE OFFERING:    Nanopierce Technologies, Inc. is a company recently engaged in developing a technology to connect electronic components for computers and other electronic and electrical products. Selling securityholders identified in this Prospectus are offering all of the securities being offered, including 13,506,604 shares of Common Stock, 58,500 shares of Series B Preferred Stock and
                 Warrants to purchase 470,000 shares of Common Stock.

TRADING SYMBOL:  The Common Stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." The Common Stock is also traded on the Third Market Segment of the Berlin Stock Exchange under the symbol "NPI."


     INVESTING IN THE COMMON STOCK, PREFERRED SHARES OR WARRANTS DESCRIBED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


     The 13,506,604 shares of Common Stock offered by this Prospectus represent about 46.7% of the Company's issued and outstanding Common Stock on a fully diluted basis as of January 6, 1999. On January 6, 1999, the last reported sale price of the Common Stock was $0.30 per share. See "PRICE RANGE OF COMMON STOCK." There currently is no market for the Preferred Stock or the Warrants.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION MADE TO YOU TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is January 11, 1999.

                               TABLE OF CONTENTS

                                                                                               Page

     PROSPECTUS SUMMARY......................................................................    1

     RISK FACTORS............................................................................    4

     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................................   11

     DIVIDEND POLICY.........................................................................   12

     PRICE RANGE OF COMMON STOCK.............................................................   12

     USE OF PROCEEDS.........................................................................   13

     SELECTED FINANCIAL DATA.................................................................   14

     MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..   15

     THE COMPANY.............................................................................   19

     MANAGEMENT..............................................................................   29

     EXECUTIVE COMPENSATION..................................................................   30

     OPTION GRANTS TABLE.....................................................................   32

     AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE.............................   32

     CERTAIN TRANSACTIONS....................................................................   34

     SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS............................................   36

     DESCRIPTION OF SECURITIES...............................................................   39

     SHARES ELIGIBLE FOR FUTURE SALE.........................................................   43

     SELLING HOLDERS.........................................................................   44

     PLAN OF DISTRIBUTION....................................................................   46

     EXPERTS                                                                                    47

     AVAILABLE INFORMATION...................................................................   48

     ADDITIONAL INFORMATION..................................................................   48

     INDEX TO FINANCIAL STATEMENTS...........................................................  F-1

                               PROSPECTUS SUMMARY

     The following summary highlights certain information contained throughout this Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the securities offered by this Prospectus. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements.

THE COMPANY

     THE TECHNOLOGY

     Since February 1998, the Company has been pursuing a new line of business designing electronic interconnect products. Interconnect products are used to connect electrical and electronic components together, such as connecting computer chips to subsystems. The recently acquired patented particle interconnect technology (the "PI Technology") and electroplating process (the "PE Process") are the foundation for this new line of business. See "THE COMPANY - History of the Company," " - The PI Technology" and " - Integrated Circuit Industry Background - The Company's Solution to Limits in Current Technology."

     . The PI Technology is based on ten patents and seven patent applications which the Company owns.

     . In its simplest configuration, the PI Technology uses ultra fine diamond particles which are coated with a conductive material and applied to one of two surfaces of an electrical contact. The coated diamond is an electrical medium with favorable thermal characteristics and reliability. The PE Process is used to apply the coated diamond particles to a metallic surface. The other, opposing connector surface is mated against the diamond particles and, through light, firm pressure, a precise electrical connection is made.

     . Using the PI Technology, sockets, connectors, switches and similar mechanisms for electronic devices or components can be connected to a substrate without soldering. A substrate is a base material to which electronic components are attached. Using the PE Process, the base substrate is coated with diamond particle chips treated with a conductive material. This base or substrate material can be flexible, rigid, metallic or non-metallic. The finished product looks and functions like conductive sandpaper. The PI Technology reduces the amount of force that must be placed on the connector contact to make a reliable electrical connection. As a result, connections can be made with smaller components made out of more fragile, lighter weight materials. The Company believes that the PI Technology can be applied to form a variety of highly efficient connectors.

     . The Company also believes that the PI Technology can significantly improve the electrical, thermal and mechanical characteristics of electronic products while reducing cost and increasing reliability.

     BENEFITS OF THE TECHNOLOGY

     The Company believes that market trends in integrated circuits will increase the demand for "high density substrates," which are printed integrated circuits manufactured on thin, bendable structures that look like tape or film. As integrated circuits become more powerful, they require more input/output electrical connections and produce more heat. The increased number of connections and resulting increased heat causes the integrated circuits to place greater physical stress on the "integrated circuit packaging materials," the materials in which the integrated circuits are packaged. The Company believes that its PI Technology may provide a cost effective solution to these increased demands on integrated circuit packaging materials. Research and development and the experiences of current licensees of the PI Technology have lead the Company to believe that reliable connections between electronic devices can be established without applying as much force to the connector contact that must be applied under current technology. By reducing the force required for connections, the Company believes that manufacturers will be able to connect complex integrated circuits to products for several generations of electronics. See "THE COMPANY - Integrated Circuit Industry Background."

     In summary, the Company believes that the PI Technology offers the following significant benefits:

     . Penetrates oxide (i.e., rust) formations on metal and electrical surfaces and contacts
     .  Can be applied to all metal surfaces
     . Enhances electrical, high-speed performance for advanced electronics by reducing the length of the connector pathway and thereby reducing electrical resistance
     .  Improves thermal dissipation, thereby increasing product reliability
     .  Readily available sources of raw (diamond) materials
     . Significant size and weight reduction of bulky connectors for shrinking electronics
     .  Improves long-term favorable costs to consumers
     .  Employs existing, well-known plating process techniques and equipment
     .  Particularly suited for Internet equipment that supports wider bandwidth

     BUSINESS PLAN

     Initially, the Company intended to develop full production capacity to produce products which utilized the PI Technology. However, because of the large capital investment required to develop commercial production capacity, the Company has developed a two step production, sales and marketing strategy.

     . The Company will enter into joint ventures, strategic relationships or licensing agreements with established leading manufacturers of interconnect products. The Company will then assist these manufacturers in developing, testing and qualifying applications of the PI Technology for their specific product lines. See "THE COMPANY - The PI Technology - Sales and Marketing Strategy."

     . The Company will enter into joint ventures with small volume users of the technology who will either sell products that use the PI Technology, or will incorporate the PI Technology into other products. See "THE COMPANY - The PI Technology - Sales and Marketing Strategy."

RISK FACTORS

     The Common Stock, the Preferred Shares, and the Warrants offered in this Prospectus involve a high degree of risk. See "RISK FACTORS."

THE OFFERING AND PROCEEDS

     The following chart summarizes the securities that will be available in the offering and the proceeds that the Company expects to receive from the sale thereof. There will be 28,929,204 issued and outstanding shares of Common Stock if all of the Warrants are exercised and all of the Preferred Shares are converted into Common Stock./(1)/ See "USE OF PROCEEDS."


                                                                                               Proceeds to
          Seller                    Title of Securities                    Amount                Company
          ------                    -------------------                    ------                -------
Y.L. Hirsch /(2)/           Common Stock                          660,604 shares                   none
Y.L. Hirsch                 Series B Preferred Stock              58,500 shares                    none
Y.L. Hirsch                 Common Stock issuable upon            3,050,000 shares                 none
                            conversion of  Series B Preferred
                            Stock
Y.L. Hirsch                 Warrants to purchase Common Stock     50,000 warrants                  none
Y.L. Hirsch                 Common Stock issuable upon exercise   50,000 shares                  none/(3)/
                            of Hirsch warrants
Intercell Corporation       Common Stock                          6,265,000 shares                 none
Other Selling Holders       Common Stock                          3,061,000 shares                 none
Other Selling Holders       Warrants to purchase Common Stock     420,000 warrants               none/(4)/
Other Selling Holders       Common Stock issuable upon exercise   420,000 shares                   none
                            of  Selling Holders Warrants

_______

/(1)/ This includes 4,150,000 shares of Common Stock issuable upon the exercise of stock options outstanding on the date of this Prospectus (500,000 of which are subject to vesting provisions) and 7,250,000 shares of Common Stock currently issuable upon conversion of the Company's outstanding Series A Preferred Stock, of which 1,015,000 are being offered in this Prospectus. This also assumes that no shares of Common Stock are issued as dividends on the Preferred Shares.

/(2)/ The Company sold 75,000 shares of Series B Preferred Stock (including the Common Stock issuable upon conversion of such preferred shares) and warrants to purchase 50,000 shares of Common Stock (including the Common Stock issuable upon exercise of such warrants) to Y.L. Hirsch. Mr. Hirsch has converted 16,500 shares of Series B Preferred Stock into 660,604 shares of Common Stock. Mr. Hirsch may resell such shares and warrants pursuant to this Prospectus.
/(3)/ If all of the Hirsch warrants are exercised, the Company will receive $175,781 in proceeds. However, the Company cannot assure that any warrants will be exercised.
/(4)/ If all of the other warrants that are offered in this Prospectus are exercised, the Company will receive $296,875 in proceeds. However, the Company cannot assure that any warrants will be exercised.

USE OF PROCEEDS

     The Company has used the proceeds from the sale of the Preferred Shares and intends to use the proceeds from the exercise of the Hirsch Warrants to begin implementing a two step production, sales and marketing strategy to commercialize the PI Technology over the next twelve months. See "THE COMPANY - Overview of Business Activities." The Company expects to use the proceeds from the exercise of the other warrants for general working capital purposes. See "USE OF PROCEEDS."



                                  RISK FACTORS

     The following factors and other information located through this Prospectus should be carefully considered before deciding to invest in the securities being offered.

LIMITED OPERATING HISTORY

     The Company recently changed its business plan from being a dealer and distributor of sun tunnels to developing and licensing the PI Technology and the PE Process. The Company has a limited operating history that is relevant to this new business plan, and has no experience or business history marketing the PI Technology or licensing any products that use the PI Technology or the PE Process. The Company cannot guarantee that products using the PI Technology or the PE Process will ever be brought to the market, even if management hires experienced personnel and goes through the product testing process. See "THE COMPANY - History of the Company."

REVENUES DEPEND ON BRINGING THE PI TECHNOLOGY TO THE MARKETPLACE

     The Company does not anticipate generating revenues until products utilizing the PI Technology are developed, marketed, manufactured, and brought to the marketplace. The Company anticipates that developing its interconnect technology and products will be expensive. These costs include application engineering expenses, marketing costs, and other general and administrative expenses. Development of the PI Technology does not guarantee that the Company will be able to compete successfully in the marketplace, or that it will generate significant revenue to offset projected operating costs.

HISTORY OF LOSSES DUE TO OPERATING EXPENSES

     Since it changed its business purpose, the Company has incurred increased operating expenses. The Company reported a net loss of $487,092 for the fiscal year ended June 30, 1997, and reported a net loss of $1,137,334 for the fiscal year ended June 30, 1998. Of the net loss, approximately $550,000 was attributable to non-cash transactions involving the issuance of stock for services or in lieu of interest payments. As of June 30, 1998, total indebtedness of the Company was $391,282. The Company anticipates operating losses will continue until the Company is able to generate sufficient revenues to exceed its total costs of operation. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "SELECTED FINANCIAL DATA."

NO JOINT VENTURES OR PARTNERSHIPS

     The Company believes that its long-term profitability and growth depends on entering into licensing or joint venture relationships with various manufacturers to develop and market products using the PI Technology and the PE Process. Although the Company has discussed licensing and joint ventures with manufacturers, no formal or informal agreements have been concluded to date.
The Company cannot assure that any such agreements will ever be entered into, or that such agreements will be profitable. Failure to enter into such arrangements could negatively affect the Company's business. See "THE COMPANY-The PI Technology - Sales and Marketing Strategy."

ADDITIONAL CAPITAL REQUIREMENTS

     The Company cannot accurately predict how much money it will need to continue operations. Future capital requirements will be influenced by several different factors, including the revenues earned, the status of competing products in the marketplace, and the progress achieved in researching, developing, marketing, and selling the PI Technology and the PE Process.

     . FACTORS EFFECTING HOW MUCH MONEY THE COMPANY CAN BORROW. Several factors influence the terms on which the Company can borrow money, or whether the Company can borrow money at all. These factors include the performance of the Company to date, its financial condition, and its business prospects. Another factor is how the market views the Company's present business and its potential for growth in the industries in which it intends to conduct business.

     . INABILITY TO OBTAIN FINANCING. Pursuant to the terms of a securities purchase agreement dated as of July 23, 1998, the Company agreed to sell, and Y.L. Hirsch agreed to buy, 150,000 shares of Series B Preferred Stock and 700,000 shares of Series C Preferred Stock for an aggregate purchase price of $8,500,000. On September 29, 1998, the agreement was amended (the Amended Securities Purchase Agreement) to provide for the sale to Mr. Hirsch of 75,000 shares of Series B Preferred Stock and to allow the Company to sell the remaining shares of Series B and Series C Preferred Stock to other investors. To date, the Company has been unable to find substitute investors for the unpurchased shares. Because the Hirsch financing was not completed, the Company will need to obtain other financing. The Company may be unable to enter into any future financing, or if the Company is able to enter into financing, the terms on which funds are borrowed may not be favorable. If the Company cannot obtain adequate financing, it could negatively effect the Company's business and financial condition.

     . INABILITY TO FIND JOINT VENTURERS OR LICENSEES MAY REQUIRE ADDITIONAL BORROWING OR MAY PREVENT INTRODUCTION OF PRODUCTS USING THE PI TECHNOLOGY TO THE MARKETPLACE. To achieve market presence, the Company intends to enter into joint venture or licensing relationships with leading established national and international connector manufacturers and/or electronic technology equipment manufacturers. The Company also plans to enter into joint ventures with small volume users of its technology. If the Company is unable to enter into these relationships, it may not have enough resources to compete in its primary markets. The Company would have to borrow a substantial amount of additional funds to bring the PI Technology to the marketplace, which may not be possible.

     . CONSEQUENCES OF INABILITY TO OBTAIN FINANCING. If the Company cannot raise capital on its own, it may have to delay, scale back or eliminate its development and manufacturing programs, if any. The Company also may have to go to third parties to seek financing, and in exchange, it may have to give up rights to some of its technologies, patents, potential products or other assets.

     . DILUTION OF EXISTING SHAREHOLDERS' INTEREST WITH ANY ADDITIONAL FINANCING. If the Company raises any additional funds, the interests of existing stockholders will be further diluted.

PRODUCT QUALITY, PERFORMANCE AND RELIABILITY CANNOT BE ASSURED

     The Company has no prior experience taking technology from the conceptual stage to the manufacturing or production stage. Therefore, the Company plans to have licensees or co-joint venturers do the manufacturing of products using the PI Technology and the PE Process. The Company expects that the customers of these products will demand quality, performance and reliability. The Company cannot assure that its future licensees or co-joint venturers will be able to meet the quality control standards that may be established by equipment manufacturers and other customers of products utilizing the PI Technology and the PE Process.

UNCERTAIN CONSUMER DEMAND FOR PI TECHNOLOGY

     The Company must convince its potential customers that the PI Technology and the PE Process are technologically sound and can be manufactured efficiently and cost effectively before connector manufacturers and electronic equipment manufacturers will be willing to use the Company's technology. To create this consumer demand, the Company has to market and sell its new technology. Even after these efforts, its technology may not be viewed by consumers as an improvement over existing technologies, and the PI Technology may not achieve commercial acceptance. See "THE COMPANY - The PI Technology - Sales and Marketing."

DELAY IN ADOPTING THE PI TECHNOLOGY MAY LEAD CONSUMERS TO ALTERNATIVE
TECHNOLOGIES

     The Company believes that it is important to establish a market presence within the next two years. Any delay in adopting the PI Technology could lead prospective customers to use alternative technologies. To achieve such a presence, management intends to enter into joint ventures, licensing, or other similar arrangements with one or more manufacturers. However, management cannot assure such attempts will be successful, and any loss of potential customers to alternative technologies could adversely effect the Company's business and financial condition. See "THE COMPANY - The PI Technology - Sales and Marketing Strategy."

INABILITY TO HIRE AND RETAIN KEY PERSONNEL

     Future success depends in part on the continued contributions of the Company's key technical and senior management personnel. The success of the Company also depends on its ability to attract and retain additional qualified technical personnel with experience in manufacturing, as well as personnel with experience in marketing. The Company may be unable to attract or retain such necessary personnel, including qualified replacements for Mr. Gilbert Olachea who resigned as the Company's President and Chief Executive Officer on December 1, 1998, and for Mr. Thomas Vander Stel who resigned as the Company's Chief Financial Officer and Vice President on December 31, 1998. If the Company fails to attract or retain skilled employees, or a key employee fails to perform in his or her current position, the Company may be adversely effected. See "THE COMPANY - Employees" and "MANAGEMENT."

PI TECHNOLOGY COULD BE RENDERED OBSOLETE BY TECHNOLOGY CHANGES

     The interconnect market is subject to rapid technology changes. New products are introduced, old products are enhanced, and others become obsolete. The entire interconnect market may be replaced by a newer form of technology.
To be competitive in this quickly evolving market, the Company must develop, market and sell its products on a timely and cost-effective basis. The Company also must respond to the ever changing requirements and demands of its customers. The Company's success in developing new or enhanced technologies depends on successful new product selection and integration of its complex PI Technology into products. Success also will depend on how quickly competitors can design and develop competing products and technologies. No assurance can be given that the Company will be successful in selecting, developing, and marketing new technologies or that errors or flaws in the new technologies will not prevent or delay market acceptance. If the Company cannot introduce technologies and products that satisfy market demands in a timely manner, it may be negatively affected. See "THE COMPANY - The PI Technology - Competition."

COMPETITION

     The interconnect market is highly competitive. Through licenses and co-joint ventures, the Company will compete with multinational connector manufacturers such as Berg Electronics, AMP, 3M, Molex and Yamaichie and major electronic technology manufacturing leaders such as Intel, Dupont, Siemens and IBM. The Company will be disadvantaged competing against these competitors in several different areas, including:

 .    Financial Resources            .     Technological Resources
 .    Manufacturing Capabilities     .     Diversity of Revenue Sources and
                                          Business Opportunities
 .    Personnel and Human Resources  .     Research and Development

     The Company's larger competitors have long-term advantages over the Company in research and new product development and have a greater ability to withstand periodic downturns in the interconnect market because they have diverse product lines that provide revenue even when there is a downturn in the interconnect market.

     The Company also must compete with new technologies and products that have not yet been developed. Its ability to compete successfully will depend in large measure on its capability to upgrade its products and quality control procedures and to adapt to technological changes and advances in the electronics industry. Such capability includes making sure that products that are introduced remain compatible with evolving generations of electronic components and manufacturing equipment. The Company cannot guarantee that it will be successful in such endeavors.

UNCERTAINTY PROTECTING INTELLECTUAL PROPERTY RIGHTS

     The Company protects its intellectual property rights through patents, trademarks, trade names, trade secrets and a variety of other measures.
However, these measures may be inadequate to protect the Company's trade secrets or other proprietary information. See "THE COMPANY - Intellectual Property Protection."

     . TRADE SECRETS MAY BECOME KNOWN BY THIRD PARTIES. The Company's trade secrets or proprietary technology may become known or be independently developed by competitors.

     . RIGHTS TO PATENTS AND TRADE SECRETS MAY BE INVALIDATED. Disputes may arise with third parties over the ownership of the Company's intellectual property rights. Patents owned by the Company may be invalidated, circumvented or challenged, and the rights granted under those patents that provide competitive advantages to the Company may be nullified.

     . PROBLEMS WITH FUTURE PATENT APPLICATIONS. Pending or future patent applications may not be approved, or the scope of the granted patent may be less than the coverage sought by the Company.

     . INFRINGEMENT CLAIMS BY THIRD PARTIES. Infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification may be asserted by third parties in the future. If any claims or actions are asserted against the Company, the Company can attempt to obtain a license for that third party's intellectual property rights. However, the third party may not provide a license under reasonable terms, or may not provide a license at all.

     . THIRD PARTIES MAY DEVELOP SIMILAR PRODUCTS. Competitors may develop similar products, duplicate the Company's products or may design around the patents that are owned by the Company.

     . LAWS IN OTHER COUNTRIES MAY INSUFFICIENTLY PROTECT INTELLECTUAL PROPERTY RIGHTS ABROAD. Foreign intellectual property laws may not adequately protect the Company's intellectual property rights abroad. The Company's failure to protect these rights could adversely effect its business and financial condition.

     . LITIGATION MAY BE REQUIRED TO PROTECT INTELLECTUAL PROPERTY RIGHTS. Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the rights of third parties or to defend against claims of infringement or invalidity by third parties. Such litigation could be expensive, would divert resources and management's time from the Company's sales and marketing efforts, and could have a materially adverse effect on the Company's business, financial condition and results of operations and on its ability to enter into joint ventures or partnerships with others.

LICENSE RIGHTS TO PI TECHNOLOGY

     Before the Company acquired the patents, patent applications and licenses from the original owners of the PI Technology and the PE Process, the inventor of the PI Technology granted five companies exclusive and non-exclusive licenses to use the patents and patent applications relating to the PI Technology. See "THE COMPANY - History."

     . EXCLUSIVE LICENSES. The Company cannot compete in the fields in which exclusive licenses have been granted. An exclusive license was granted in the field of sockets for use in the automated handling and testing of integrated circuits. Another exclusive license was granted to use the PI Technology in a limited number of high performance integrated circuit packages. See "THE COMPANY - Intellectual Property Protection."

     . NON-EXCLUSIVE LICENSES. The non-exclusive licenses do not prohibit licensees from competing directly with the Company or the Company's other future licensees. The licenses apply to the use of the PI Technology for electrically conductive components, laminate-based and metal based products, and semi-conductor products. If the present licensees decide to compete with the Company or its future licensees, this competition could adversely effect the Company's business. See "THE COMPANY - Intellectual Property Protection."

NO MARKET EXISTS FOR PREFERRED SHARES OR WARRANTS

     No public market exists to trade the Preferred Shares or the Warrants and the Company does not intend to have the Preferred Shares or the Warrants listed on any national securities exchange or quoted through the NASDAQ automated quotation system. The Company cannot guarantee that there will be a market to sell the Preferred Shares or Warrants, or the price at which holders would be able to sell their Preferred Shares or Warrants. The price that holders would be able to obtain depends on many factors, including the Company's operating results and the market for similar securities. See "DESCRIPTION OF SECURITIES
- Preferred Stock - Series B Preferred Stock and Series C Preferred Stock" and "- Warrants."

STATE BLUE SKY LAWS MAY PREVENT SALES OF SECURITIES

     Before the Company can issue any securities to a purchaser, state securities laws require that such securities be registered or qualified for sale in the state where the purchaser resides, or else fall within an exemption from registration. The Company will not issue Common Stock to persons who want to convert their Preferred Shares into common shares, or allow persons to exercise their Warrants, unless the Preferred Shares, the Warrants, and underlying Common Stock are registered or fall under an exemption from registration. The Company will not knowingly sell Preferred Shares or Warrants to purchasers in jurisdictions in which the Preferred Shares and Warrants are not registered or otherwise qualified for sale or exempt. However, there is a risk that purchasers may buy the Preferred Shares or Warrants in the after-market or may move to jurisdictions in which the Preferred Shares, Warrants and Common Stock underlying the Preferred Shares and Warrants are not registered, qualified, or exempt. The Company cannot guarantee that it will be able to effect any required registration or qualification. See "DESCRIPTION OF SECURITIES - Preferred Stock - Series B Preferred Stock and Series C Preferred Stock" and " - Warrants."

FEDERAL LAWS MAY PREVENT CONVERSION OF PREFERRED SHARES AND EXERCISE OF WARRANTS

     For the Preferred Shares and Warrants offered in this Prospectus to be convertible into Common Stock, the Company must maintain a current registration statement on file with the Securities and Exchange Commission (the "SEC"). This can be done by filing post-effective amendments to the Registration Statement or by filing a new registration statement to reflect the exercise of Preferred Shares and Warrants. The Company has agreed to use its best efforts to file and maintain a current registration statement with the SEC relating to the Preferred Shares, the Warrants and underlying shares of Common Stock included in this Prospectus. However, the Company cannot assure that the securities covered by this Prospectus will continue to be registered. The value of the Preferred Shares and Warrants could be adversely affected if there is no effective registration statement to cover the Preferred Shares or the Warrants. See "DESCRIPTION OF SECURITIES - Preferred Stock - Series B Preferred Stock and Series C Preferred Stock" and " - Warrants."

THE PRICE OF THE COMMON STOCK COULD CHANGE BASED ON THIS OFFERING

     The market price of the Common Stock could be adversely affected by sales of substantial amounts of Common Stock in the public market after this offering, by the perception that such sales could occur or by the fact or perception of events which would have a dilutive effect on the Company, such as the conversion of outstanding preferred stock. After this offering, the Company could have up to 28,929,204 shares of Common Stock outstanding, assuming that: (a) all of the Preferred Shares are converted into 3,050,000 shares of Common Stock; (b) all of the Warrants are converted into 470,000 shares of Common Stock; (c) all of the Company's issued and outstanding shares of Series A Preferred Stock are converted into 7,250,000 shares of Common Stock; and (d) all of the 4,150,000 outstanding Common Stock options are exercised. See "DESCRIPTION OF SECURITIES."

     The market price of the 14,009,204 shares of Common Stock currently outstanding also will be influenced by the ability of Common Stock holders to sell their stock.

     . FREELY TRANSFERABLE SHARES. Of the 14,009,204 shares of Common Stock currently outstanding, approximately 10,653,974 shares are freely transferable and constitute the "float" in the public market for the Common Stock. Of the 28,929,204 shares of Common Stock that could be outstanding after this offering, up to 17,838,974 shares could be freely transferable and would constitute the "float" in the public market for the Common Stock.

     . RESTRICTED SHARES. Of the 14,009,204 shares of Common Stock currently outstanding, 3,355,230 shares of Common Stock are "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Of the 28,929,204 shares of Common Stock that could be outstanding after this offering, up to 11,090,230 shares could be "restricted" or "control" securities. These restricted securities may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is otherwise available, including the exemption contained in Rule 144. Shares of Common Stock issued from time to time upon the exercise of stock options will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates. See "SHARES ELIGIBLE FOR FUTURE SALE" and "PLAN OF DISTRIBUTION."

RISK OF LOW-PRICED SECURITIES

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stock can occur.

     In addition, if the Company's securities are not quoted on NASDAQ or if they do not meet an exception to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 which was promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this rule, broker/dealers who recommend penny stocks to persons that are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.

     The regulations could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions.

     Important factors that may cause actual results to differ from projections include, for example,

     . the success or failure of management's efforts to implement their new business strategy;

     . the Company's ability to enter into joint ventures or partnerships with established industry participants;

     . the Company's ability to raise sufficient capital to meet operating requirements;

     . the uncertainty of consumer demand for the Company's products and alternative technology;

     .  the Company's ability to protect its intellectual property rights;

     .  the Company's ability to compete with major established companies;

     .  the effect of changing economic conditions;

     .  the Company's ability to attract and retain quality employees; and

     . other risks which may be described in future filings with the Securities and Exchange Commission. The Company does not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                DIVIDEND POLICY

     While there currently are no restrictions prohibiting the Company from paying dividends to its shareholders, the Company has not paid any cash dividends on its common stock, par value $0.0001 per share (the "Common Stock"), in the past and does not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund future operations of the Company. Payment of dividends to holders of the Common Stock is subject to prior payment of accrued dividends with respect to the Preferred Stock. See "DESCRIPTION OF SECURITIES - Preferred Stock." There can be no assurance that the Company will pay dividends at any time in the future.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock presently is traded on the over-the-counter market on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. ("NASD"). The NASDAQ symbol for the Common Stock is "NPCT." The Common Stock is also traded on the Third Market Segment of the Berlin Stock Exchange under the symbol "NPI."

     The following table sets forth the range of high and low bid quotations for the Common Stock of each full quarterly period during the last three fiscal quarters. The quotations were obtained from information published by the NASD and reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The average of the closing bid and asked prices for the Common Stock was $0.30 on January 6, 1999.


1998 Fiscal Year                     High                        Low
----------------                     ----                        ---
       March 31, 1998                $ 1.65                    $ 1.60
       June 30, 1998                 $2.437                    $2.187

1999 Fiscal Year
----------------
       September 30, 1998            $0.781                    $0.718
       December 31, 1998             $ 0.40                    $ 0.20

     While a limited market did exist for the Common Stock under the Company's former names of Mendell-Denver Corporation and Sunlight Systems, Ltd. (see "THE COMPANY"), it was so insignificant in volume that it was not representative of a true market or a realistic market valuation of the Common Stock. Accordingly, any information relating to former market activity is deemed immaterial and has not been included herein. Such information can be obtained from the NASD by anyone interested in such historical data.

     As of January 6, 1999, there were 88 holders of record of the Company's outstanding 14,009,204 shares of Common Stock. Based upon information provided to the Company by persons holding securities for the benefit of others, it is estimated that the Company has in excess of 300 beneficial owners of its Common Stock as of January 6, 1999.

     Currently there exists no public market for any preferred stock or warrants issued by the Company and no assurances can be given that a public market will develop in the future. See "RISK FACTORS No Market Exists for Preferred Shares or Warrants."

                                USE OF PROCEEDS

     Pursuant to the terms of a Securities Purchase Agreement dated as of July 23, 1998, as amended as of September 29, 1998 (the "Amended Securities Purchase Agreement"), the Company sold 75,000 shares of Series B Preferred Stock and warrants to purchase 50,000 shares of Common Stock (the "Hirsch Warrants") to Y.L. Hirsch for an aggregate purchase price of $750,000 ($10/ share) and net proceeds of approximately $660,000. If all of the Hirsch Warrants are exercised, the Company will receive $175,781 (50,000 shares at $3.515625/ share).

     The Company has used the proceeds from the sale of the 75,000 shares of Series B Preferred Stock and intends to use the proceeds from the exercise of the Hirsch Warrants to fund operations, to expand production, marketing and sales and possibly to acquire other technologies. However, no assurance can be given that any Hirsch Warrants will be exercised. See "RISK FACTORS - Additional Capital Requirements."

     The Company will not receive any proceeds from the conversion of the remaining 58,500 shares of Series B Preferred Stock (the "Preferred Shares") into Common Stock. To the extent sold by Mr. Hirsch, the Company will not receive any proceeds from the resale of the Common Stock, the Preferred Shares, the Common Stock issuable upon conversion of the Preferred Shares, the Hirsch Warrants, or the Common Stock issuable upon exercise of the Hirsch Warrants.

     In exchange for arranging the sale of the Preferred Shares and Hirsch Warrants, the Company issued The Hamilton Fund, L.L.C. warrants to purchase 300,000 shares of Common Stock (the "Hamilton Warrants") and Portfolio Investment Strategies Corporation warrants to purchase 70,000 shares of Common Stock (the "Portfolio Warrants"). In exchange for getting the Common Stock listed on the Berlin Stock Exchange, the Company issued Berliner Freiverkehr (Aktien) AG warrants to purchase 50,000 shares of Common Stock (the "Berliner Warrants").

     The Company will not receive any proceeds from the sales, if any, of any shares of Common Stock, the Hamilton Warrants, Portfolio Warrants or Berliner Warrants by the Selling Holders. However, assuming that all of the Hamilton Warrants, Portfolio Warrants and Berliner Warrants (collectively the "Agent Warrants" and together with the Hirsch Warrants, the "Warrants") offered hereby are exercised, the proceeds to the Company from such exercise are estimated to be $296,875 based on an exercise price of $0.25 per share with respect to the Hamilton Warrants, $2.8125 per share with respect to the Portfolio Warrants, and $0.50 per share with respect to the Berliner Warrants. See "DESCRIPTION OF SECURITIES - Warrants."

     The Company expects to use substantially all of the net proceeds received from the exercise of the Agent Warrants for general working capital purposes. No assurance can be given, however, that any Agent Warrants will be exercised.

                            SELECTED FINANCIAL DATA

     The selected financial information set forth below has been derived from the Company's financial statements included herein. The Company's financial statements for the years ended June 30, 1996 and 1997 have been audited by Larry O'Donnell, CPA, P.C., independent public accountant. The Company's financial statements for the year ended June 30, 1998 have been audited by Gelfond Hochstadt Pangburn & Co., independent public accountants. The selected financial data set forth below do not purport to be complete and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's financial statements and the notes thereto included elsewhere in this Prospectus.

                            Three Months Ended
                          ----------------------
                              September 30,                            Year Ended June 30,
                          ----------------------  -------------------------------------------------------------
                              1998        1997         1998         1997        1996         1995        1994
                              ----        ----         ----         ----        ----         ----        ----

Revenues                  $        0   $  1,169   $     1,519   $       0   $        0   $   6,872   $   2,759
Loss from continuing
 operations               $ (553,985)  $(32,802)  $(1,137,334)  $(178,234)  $   (3,577)   ($13,429)   ($40,435)

Net loss                  $ (553,985)  $(32,802)  $(1,197,751)  $(487,092)  $   (3,577)   ($12,316)   ($33,320)
Net loss applicable to
 common shareholders      $ (599,298)  $(32,802)  $(1,197,751)  $(487,092)  $   (3,577)

Loss from continuing
 operations per share     $    (0.05)  $  (0.01)  $     (0.17)  $   (0.05)  $    (0.00)     ($0.01)     ($0.01)

Net loss per share        $    (0.05)  $  (0.01)  $     (0.18)  $   (0.14)  $    (0.00)     ($0.01)     ($0.01)
Total assets              $1,240,186   $257,186   $ 1,006,250   $ 270,070   $1,431,605   $   6,229   $  28,450

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The independent auditor's report on the Company's financial statements for the year ended June 30, 1998 included a "going concern" explanatory paragraph, meaning the auditors have expressed substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to the factors prompting the explanatory paragraph are discussed below and in Note 2 of the audited annual financial statements contained herein.

Company's Efforts to Obtain Financing
-------------------------------------

     On July 23, 1998, the Company executed a securities purchase agreement with Y.L. Hirsch, in which Mr. Hirsch agreed to buy 150,000 shares of Series B Preferred Stock and 700,000 shares of Series C Preferred Stock, for an aggregate purchase price of $8,500,000, on specified closing dates. At the first closing, on July 23, 1998, the Company sold Mr. Hirsch 50,000 shares of Series B Preferred Stock for $10 per share, resulting in net proceeds of $440,000 ($60,000 of issuance costs). At the second closing, scheduled for August 23, 1998, Mr. Hirsch was supposed to purchase an additional 50,000 shares of Series B Preferred Stock for $500,000. Instead, on September 29, 1998, the agreement was amended (the Amended Securities Purchase Agreement) to provide for the sale to Mr. Hirsch of a total of 75,000 shares of Series B Preferred Stock and to allow the Company to sell the remaining shares of Series B and Series C Preferred Stock to other investors. On September 29, 1998, the Company sold Mr. Hirsch 25,000 shares of Series B Preferred Stock at $10 per share, resulting in net proceeds of $220,000 ($30,000 of issuance costs). The Company is no longer looking for other investors to purchase the remaining shares of Series B and Series C Preferred Stock pursuant to the Amended Securities Purchase Agreement. The Company's management is in the process of negotiating new investments with other investors. The Company has not yet identified any qualified investors to fulfill the immediate cash requirements of the Company.

1st Quarter 1998 Compare to 1st Quarter 1997
--------------------------------------------

     The Company's revenues were $0 and $1,169 for the quarters ended September 30, 1998, and 1997, respectively. The revenue for the first quarter in 1997 was derived from oil and gas leases, which the Company has subsequently written off during the year. General and administrative expenses increased to $549,739 for the quarter ended September 30, 1998, from $33,971 for the quarter ended September 30, 1997. This increase is due in part to the issuance of stock for investment management fees totaling approximately $312,000. The Company also incurred approximately $84,500 in professional fees and $25,000 in amortization during the quarter ended September 30, 1998. Salaries and wages increased to approximately $80,000 for the quarter ended September 30, 1998, from $0 for the quarter ended September 30, 1997.

     The Company issued preferred stock in July of 1998, resulting in an accumulated and unpaid preferred stock dividend of $45,313 for the quarter ended September 30, 1998 compared to $0 for the first quarter of 1997.

     The Company experienced net losses of $553,985 and $32,802 for the quarters ended September 30, 1998 and 1997, respectively.

Fiscal Year 1998 Compared to Fiscal Year 1997
---------------------------------------------

     The Company's revenues were $1,519 and $0 for the fiscal years ended June 30, 1998 and 1997, respectively. The revenue in 1998 was derived from oil and gas leases, which the Company has subsequently written off during the year.

     General and administrative expenses increased to $1,174,999 in the year ended June 30, 1998 from $214,289 for the year ended June 30, 1997. This increase is due in part to the impairment of the Company's oil and gas leases of approximately $171,000 and to the incurrence of public relations and other consulting fees totaling approximately $502,000. Salaries and wages increased to approximately $270,000 for the year ended June 30, 1998 from $0 for the year ended June 30, 1997. The salaries and wages consist of $96,307 in wages paid by Intercell Corporation ("Intercell"), the Company's majority shareholder, to Intercell employees and billed to the Company and $173,858 in Common Stock paid to related parties as compensation.

     Loss from discontinued operations decreased from $308,858 for the year ended June 30, 1997 to $0 for the year ended June 30, 1998. The Company issued preferred stock in 1998 resulting in an accumulated and unpaid preferred stock dividend of $60,417 in 1998 compared to $0 for 1997.

     The Company experienced net losses of $1,197,751 and $487,092 for the fiscal years ended June 30, 1998 and 1997, respectively.

Fiscal Year 1997 Compared to Fiscal Year 1996
---------------------------------------------

     The Company had sales of $37,894 during the period July 1, 1996 until November 1, 1996, when the Company discontinued its operations as a dealer and distributor of skylights.

Revenues since November 1, 1996 were $4,274 from amortizing the discount of the notes receivable and $31,781 from the sales of securities held as investments.

     The Company discontinued its operations as a dealer and distributor of skylights on November 1, 1996. The Company recognized a loss of $173,911 from operating this business segment and recognized a loss of $134,947 from the sale of its assets.

     General and administrative expenses of $214,289 for the year ended June 30, 1997 were due to initiating the Company's business activities as a dealer and distributor of skylights and seeking other acquisition or merger opportunities. Depreciation and amortization expenses in 1997 were $4,104 and $5,600, respectively. Depreciation and amortization were entirely related to the discontinued business segment.

     The Company had no revenues from the sale of oil and gas for the fiscal year ended June 30, 1996. As mentioned above, revenues were derived from option revenues, interest income and a tax refund. The funds realized from such revenues were used to pay general administrative costs and to fund the buy-out of an option. Total expenses were $12,570 resulting in a net loss for the fiscal year ended June 30, 1996 of $3,577.

Further Management Discussion and Analysis
------------------------------------------

     At June 30, 1996, the Company had substantially finished the discontinuation of its oil and gas activities. There were no production costs in 1996. There were no depreciation, depletion or amortization expenses in 1996 because the Company owned no oil and gas properties, real estate, furniture or equipment.

     The Company's current operations are not generating positive cash flow and the current cash reserves are not sufficient to fund the Company's plan of operation for the ensuing twelve months. At September 30, 1998, the Company had working capital of approximately $32,000 compared to a working capital deficit of approximately $44,000 in 1997. This increase is due primarily to the proceeds from the sale of $750,000 of the Company's Series B Preferred Stock.

     The Company is continuing to look for additional financing through the marketing of its intellectual property, through the pursuit of licensing, joint venture, co-manufacturing or other similar arrangement with connector manufacturers. The failure to secure such a relationship will result in the Company requiring substantial additional capital and resources to bring its
products to market.   To the extent the Company's operations are not sufficient
to fund the Company's capital requirements, the Company may enter into a revolving loan agreement with a financial institution or attempt to raise capital through the sale of additional capital stock or through the issuance of debt. At the present time, the Company does not have a revolving loan agreement with any financial institution nor can the Company provide any assurance that it will be able to enter into any such agreement in the future or be able to raise funds through the further issuance of debt or equity in the Company. The Company continues to evaluate additional merger and acquisition opportunities.

Recently Issued Accounting Pronouncements
-----------------------------------------

     During the year ended June 30, 1998, the Company adopted SFAS No. 128, Earnings Per Share. This statement replaces the presentation of primary earnings or loss per share ("EPS") with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures and requires reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of SFAS 128 did not result in a changed into the previously presented EPS for the year ended June 30, 1997.

     On July 1, 1998, the Company adopted SFAS No. 130, Reporting
Comprehensive Income. This standard establishes requirements for disclosure of comprehensive income and its components, which includes, among other items, unrealized gains or losses from marketable securities that previously were only reported as a component of shareholders' equity. Reclassification of earlier financial statements for comprehensive purposes is required. For the three months ended September 30, 1998 and 1997, the Company had no items of comprehensive income.

     In June 1997 the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and in February 1998 the FASB issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. Both of these statements require disclosure only and therefore will not impact the Company's financial statements.

     In June 1998 the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities. Therefore management believes SFAS No.133 will not impact the Company's financial statements.

Year 2000 Conversion
--------------------

     The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using dates on or after the year 2000 are a known risk. The Company is addressing this risk to the integrity of its financial systems and the reliability of its operational systems. The Company has established processes for evaluating and managing the risks and costs associated with this problem, including communicating with suppliers, dealers and other with whom it does business to coordinate its Year 2000 conversion. The total cost of compliance, and its effect on the Company's future results of operations, is being determined as part of the detailed conversion planning process.

                                  THE COMPANY

     The Company, a Nevada corporation, was incorporated on June 22, 1996. Its corporate offices are located at 370 17th Street, Suite 3580, Denver, Colorado 80202, and its telephone number is (303) 592-1010. The Company's Common Stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." It is also traded on the Third Market Segment of the Berlin Stock Exchange under the symbol "NPI."

HISTORY OF THE COMPANY

     The Company was organized in June 1996 as Sunlight Systems, Ltd., a Nevada corporation ("Sunlight"), and shortly thereafter merged with Mendell-Denver Corporation, a Colorado corporation ("Mendell"), with Sunlight being the surviving corporation. Prior to the merger, Mendell had been involved in the oil and gas business but had ceased operations in 1992. After the merger, Sunlight became a dealer and distributor of sun tunnels, which business was discontinued and substantially all of the remaining assets of Sunlight were liquidated in November 1996. From that time until February 1998, Sunlight was generally inactive and reported no significant operating revenues.

     Because neither the former Sunlight nor the former Mendell has been engaged in any significant, operational activities for the past two years preceding June 30, 1998, and because the current principal business activities of the Company are materially different from its prior activities, any disclosure relating to the prior historical activities of Mendell or Sunlight would be immaterial and irrelevant to an informed understanding of the Company and therefore is omitted. Persons interested in such prior historical information should consult prior filings made by Mendell and Sunlight with the SEC.

     On February 26, 1998, Sunlight acquired all of the assets, including all of the intellectual property rights related to the PI Technology and the PE Process from Particle Interconnect Corporation, a Colorado corporation ("PI Corp.") and a wholly-owned subsidiary of Intercell. In exchange for the assets of PI Corp., Intercell received 7,250,000 shares of Common Stock and 100 shares of the Company's Series A Preferred Stock (convertible into 7,250,000 shares of Common Stock), making Intercell the Company's majority shareholder on the basis of issued and outstanding shares and on a fully diluted basis. See "DESCRIPTION OF SECURITIES - Preferred Stock - Series A Preferred Stock" and "CERTAIN TRANSACTIONS." The Company subsequently determined that the acquisition of all or substantially all of the assets relating to the PI Technology from PI. Corp. was not the acquisition of a business because PI Corp. is and was not an ongoing business and had no revenue producing activities. Therefore, no separate financial statements are included in this Prospectus.

     In connection with this acquisition, Sunlight changed its name to Nanopierce Technologies, Inc., selected a new management team and appointed a new board of directors. See "MANAGEMENT." The new management team has implemented a revised business strategy as discussed below.

OVERVIEW OF BUSINESS ACTIVITIES

     The Company is pursuing a new line of business involving interconnect technology, the electrical connection between electronic components and systems. The Company is working on developing, licensing, and marketing the PI Technology and the PE Process. The PI Technology utilizes ten patents and seven patent applications owned by the Company to bond and join metal surfaces to enhance electrical conductivity. The Company's core product is the application of the PI Technology in the formation of a wide and varied range of highly efficient connectors. The PI Technology utilizes a processed diamond particle treated with a conductive material (such as copper) which is affixed to a substrate/1/ in the final product as a socket, connector or conductor. The PE Process broadens the application of the PI Technology by making it possible to apply the diamond particles to many different substrates, whether flexible, rigid, metallic or non-metallic.

    The Company plans to market the PI Technology and products using the PI Technology through two different but concurrent marketing efforts. The first part of its marketing strategy involves the generation of revenues through forming joint ventures or strategic relationships with, or by licensing the PI Technology to, established leading manufacturers. The second part of the strategy involves the sale of products utilizing or incorporating the PI Technology through joint ventures with small volume users of the technology. Eventually, if warranted, the Company may undertake direct marketing of products utilizing the PI Technology. The development of applications utilizing the PI Technology presents a long-range opportunity for the Company to maximize the commercialization of its technology.

INTEGRATED CIRCUIT INDUSTRY BACKGROUND

     Trends in the Electronics Industry

     Over the past decade, consumers and original equipment manufacturers ("OEMs") have demanded electronic products that provide a significant increase in performance accompanied by reduced size, weight and cost. These factors have forced manufacturers to produce smaller, lighter and higher performing components while reducing their production costs in order to remain competitive. New developments in printed circuit boards, integrated circuits/2/ ("ICs"), IC packaging techniques, and new forms of interconnect assemblies for connecting the various electronic components have contributed to the ability of electronic system manufacturers to accomplish these objectives.

     As these products have decreased in size and increased in complexity, conventional techniques of connecting their components together have become inadequate. The conventional methods of interconnecting electronic components in a rematable (socket-able) fashion are
-------------------------------
/1/ A "substrate" is a foundation that provides a supporting surface.
/2/ An "integrated circuit" is a type of semiconductor in which a number of transistors and other elements are combined to form a more complicated circuit. These elements typically are fabricated in silicon. An individual IC is called a "chip" or "silicon die," which is attached to a substrate and then encased in plastic, ceramic or other advanced forms of packaging to prevent damage to the chip and facilitate handling. This enclosure is known as an IC Package.

limited by the miniaturization that the electronic components can tolerate. The interconnect industry that serves the personal computer, automotive, communication and select consumer industries is aggressively pursuing technologies that will allow it to move to the next level of higher performance and decreased size.

     INTEGRATED CIRCUITS

     The Company believes that market trends in IC packaging will lead to increased demand for emerging high density substrates./1/ ICs historically have been packaged by bonding the silicon die/2/ to an interconnect base and connecting the silicon die to a lead frame using very fine wires. As ICs become increasingly powerful, they require a significantly greater number of input/output electrical connections to attach the silicon die, thus producing more heat and placing substantially greater challenges on the IC interconnect methods. For instance, typical ICs six years ago required up to approximately 80 input/output connections to the silicon die, whereas today typical ICs require up to approximately 300 input/output connections. The number of high density IC packages requiring more than the typical 300 input/output connections to the silicon die increased from an estimated 240 million in 1990 to greater than 1,500 million in 1997, based on published industry information. Market demands are currently forcing certain ICs toward 1,000 input/output connections. Further, IC interconnect challenges arise when multiple silicon dies are placed into one package, known as a "Multi Chip Module" or "MCM."/3/ The Company believes, based on interviews and contact with industry leaders and experts, that the PI Technology has the potential to solve this miniaturization problem.

     CURRENT TECHNOLOGY

     "Wiping action technology" is still the prevailing means for interconnecting electronic components. Wiping action interconnect technology (for example, sockets, plugs and needle pins) forms a temporary electrical interconnect and thus readily allows the remating of various components and assemblies (for example, when replacing or upgrading a memory module in a personal computer). A problem with using such technology is that it is subject to the persistent formation of oxidation, a non-conductive material (for example, rust), along the contacting surfaces, which increases contact resistance and poor or intermittent connections. In time, the oxidation builds up, hastening connection failure and thus equipment failure.

     Wiping action technology is only available in the form of certain connectors and sockets. These devices usually provide a contact surface formed from a limited range of special metals, alloys and other expensive materials suitable for maintaining a sliding connection. The devices themselves often have interfering and dissimilar electrical properties due to their size and orientation on a circuit board, among others, and this tends to degrade signal propagation (the time it takes a signal to traverse a given distance) through the interconnect by introducing

------------------------------
/1/ "High Density Substrates" are electronic circuits manufactured from a thin, pliable structure resembling tape or film with very thin circuit traces down to 1 milli-inch (.001 inches).
/2/ "Silicon Die" is an individual integrated circuit which is attached to a substrate.
/3/ "Multi-Chip Module" or "MCM" is a high performance IC Package containing more than one silicon die on a single high density substrate.

resistive components into the signal path. This becomes especially critical at very high frequency levels.

     Wiping action technology provides connections that produce excessive and unwanted wear and heat, and therefore contribute to equipment failure while also wasting energy. The wiper mechanism, as in the case of a socket, requires significant space on a circuit board. Consequently, potential circuit operating speeds are degraded due to propagation delays. The evolution of electronic technology is constrained by the limitations imposed by wiper interconnects.

     Additionally, wiper interconnects are unreliable in punishing environments such as those in which a laptop computer is used, and those to which engines and other applications are subjected in the automotive industry. Wiper connections that are subject to shock, intense vibration, temperature extremes, and/or high levels of contamination tend to induce disruption in the continuity of connections made at a wiper interconnect. Wiper interconnects are mechanical devices, and as such they corrode and are subject to wear. Thus, they have a limited useful and reliable life.

     LIMITATIONS OF CURRENT TECHNOLOGY

     Because interconnect technology has not kept pace with micro-miniaturization in the electronics industry, component packages and the connectors used to form an electrical and/or mechanical interface between various components and assemblies in electronic products have become one of the most expensive portions of such products. Component packages, connectors, sockets, plugs and the like are also the bulkiest and heaviest portion of these products. Conventional interconnect technology complicates the electronic equipment design and manufacturing processes by introducing special considerations into such processes with regard to component placement, heat generation, power loss, and signal propagation delay. These considerations have an adverse impact on the potential gains in performance being realized by new and emerging technologies.

     The Company and others in the industry are aware of the physical constraints imposed upon the development of new products using existing technologies. The problem is simple to identify and define, but difficult to solve. As IC Packages increase in input/output count and complexity while maintaining constant or decreased physical size, a problem arises in accommodating this complexity in a reliable, technically efficient fashion. Whether the package is connected to the device via solder, adhesive or socket, the connection process as input/output counts increase becomes difficult to achieve.

     Designers of rematable connections, however, find this issue especially troubling. As input/output counts rise, the amount of force or pressure-to-interface also increases. A conventional contact technology like a gold-to-gold wiping connection uses approximately 40 grams of force per contact. When IC Packages had input/output counts of 100, this force was easy to accommodate, but as input/output counts move toward 1,000 and beyond, current contact technologies are inadequate. For example, at 40 grams per contact, a 1,000 input/output Ball

Grid Array/1/ socket must effectively accommodate 40 kg of force, equivalent to half the weight of an average man.

     Requiring a printed circuit board, barely 3.5 cm on each side, to support half the weight of a man is unreasonable, even with today's excellent materials technology. Such pressure, concentrated in a small space which is almost always re-heated, is very likely to fail because of printed circuit board warp, package warp or outright physical failure. This difficulty, when coupled with increasing intolerance from the market to pay premium prices, presents today's socket manufacturer with the challenging task of creating a socket that can: (i) accommodate very high input/output count devices; (ii) receive high speed devices without degrading their performance (i.e., a short versus long circuit path); and (iii) be produced for a relatively low cost.

     THE COMPANY'S SOLUTION TO LIMITS IN CURRENT TECHNOLOGY

     The Company believes that its PI Technology has the potential to provide a cost effective solution to solving this industry-wide problem. As discussed below, the Company believes the PI Technology can establish reliable, rematable connections at only 10 grams of force. This means that only 10 kg versus 40 to 80 kg of force is required to interconnect a 1,000 input/output IC socket with the underlying printed circuit board base. The Company believes this reduction in force may enable manufacturers to connect complex ICs to products through the next several generations of electronics without the high cost of associated mechanical solutions.

     Additionally, the connection pathway provided using the PI Technology is exceptionally short and has very low resistance. These features will allow the connection of very high speed ICs more reliably than conventional techniques and without degrading their performance as conventional techniques sometimes do. Moreover, the Company believes that the PI Technology can be applied using its PE Process at a low cost.

THE PI TECHNOLOGY

     The PI Technology begins with metallized, treated diamond particles which have been closely screened to a specified size. The particles are tightly classified in sizes ranging from 10 microns to 125 microns, depending upon the end-product application.

     These electrically conductive diamond particles are attached onto contact sites using standard electroplating processes. The embedded particles create a surface with many points that provide numerous parallel electrical paths by penetrating through an oxide coating without requiring the wiping action of conventional contacts. The Company believes that its non-wiping action, oxide penetrating PI Technology is capable of penetrating surface contamination and oils to create an effective and reliable electrical contact.

     The diamond particles concentrate the otherwise "wiping" insertion force required by a conventional contact into a very small area or point. This gives the diamond particle the force
-------------------------------
/1/ A "Ball Grid Array" is an advanced integrated circuit package in which the silicon die is attached to a high density substrate which, in turn, is placed on an array of small solder balls forming the interconnect base of the package.
The Ball Grid Array is soldered directly to an electronic circuit, without using pins or wire leads coming out of the perimeter of the package.

per square inch required to pierce oxides and other contaminants on most surfaces without requiring large amounts of force on the connector contact. Reliable, hermetic connections can be made with PI Technology with as little as 10 grams of force per contact. This low-level of force is sufficient to drive the particles into the mating surface (for example an input/output pad on a silicon die) and provide low contact resistance. Moreover, the diamond particles do insignificant damage to the mating surface. This provides very long remate life with very little degradation of the connection. Because there is no wiping action, contact coatings stay substantially intact.

     Through the PE Process, these particles can be applied to many different substrates - flexible, rigid, metallic and non-metallic. This wide range of substrates, coupled with the low contact force, gives the PI Technology the capability to make reliable connectors out of materials that could collapse if subjected to the normally required contact forces.

     SALES AND MARKETING STRATEGY

     The Company intends to adopt and implement a two-part approach to the commercial exploitation of its PI Technology. The first part of its strategy involves the generation of royalty revenues through forming strategic relationships with, or licensing the PI Technology to, established leaders in the industries in which the Company plans to compete. The Company believes that the licensing of its technology to major industry partners will provide for faster implementation and adoption of the PI Technology and will help establish "brand" recognition for the PI Technology.

     In each industry in which the Company decides to compete, the Company will attempt to select market leaders that exhibit several key characteristics such as: (i) significant market share and strong distribution channels; (ii) manufacturing competencies that compliment those of the Company; (iii) a corporate culture that allows them to quickly respond to new technologies; and
(iv) sufficient capital and sales strength. Although the Company has entered into preliminary discussions with two industry leaders whom the Company believes satisfy all of the above criteria, the Company can provide no assurances that any agreements will be consummated or, if consummated, that such agreements will prove beneficial to the Company.

     The second part of the Company's strategy involves the sale of products using or incorporating the PI Technology ("PI Products") by developing joint ventures with small volume users of the technology. These sales are anticipated to generate the earliest revenues for the Company. In connection with the sale of the PI Products, the Company plans to assist smaller-volume users and limited licensees in the development of applications for the PI Technology for third parties for whom such users and licensees act as agents, independent contractors or otherwise.

     The PI Technology has applications in several different industries where electrical connections and interconnections are made. Initially, the Company has selected the electronic interconnect industry as the primary industry in which to license the PI Technology and the PE Process. The PI Technology has been in use in the connector industry for several years, mainly in test and burn-in socket applications by licensees of the PI Technology. There is a current demand in the connector industry for reliable Ball Grid Array (BGA) and Land Grid Array

(LGA) production sockets/1/as well as other forms of Z-axis interconnect,/2/ such as direct chip attachment and MCMs. The Company believes the PI Technology answers these demands and offers immediate advantages for these products.

     The Company believes that approximately 60% of the potential market for Z-axis interconnects exists outside the United States. The Company believes that entering into a joint venture relationship with a leading connector manufacturer or a leading electronic technology OEM is the only practicable method of bringing the PI Technology to market, particularly the international market, given its current capital position. The Company contemplates that a licensee or joint venture partner will provide the Company access to the licensee's or partner's existing distribution channels and will assume a majority of the marketing and engineering costs for the relevant Z-axis package. The Company will attempt to establish long-term strategic alliances with many of these industry leaders to continue developing and manufacturing new products incorporating the PI Technology. The Company also intends to expand applications of the PI Technology into the communications, computer, consumer electronics, commercial and transportation industries.

     Eventually, if warranted, the Company may undertake direct marketing of PI Products. The development of applications utilizing the PI Technology presents a long-range opportunity for the Company to maximize the commercialization of its technology.

     RESEARCH AND DEVELOPMENT

     To date, the Company has not spent any amount on research and development and does not intend to incur any material research and development costs during the fiscal year ending June 30, 1999. The Company hopes to avoid incurring substantial research and development expenses by entering into joint ventures for the development of future PI Products.

     COMPETITION

     Competition in the electronic connector market is fierce. The principal competitive factors are product quality, performance, price and service. While the Company is unaware of any competitors using diamond as an interconnect material, the Company and its licensees face competition from well-established firms with other interconnect technologies such as Shinetsu, Ferro Corporation, Deguyssa Corporation, Rockwell International and Lucent Technologies. However, most of these competitors apply their technologies to very narrow markets or applications and most have had only limited success in mass commercialization of their technologies.

     The Company will face competition from the development of existing and future competing technologies. There currently exists approximately 28 different technologies that can be used to create similar interconnect solutions, including dendrite crystals, gold dot technology, anisotropic technology (technologies using materials that exhibit unequal responses to external stimuli), elastomerics (rubber-like synthetic materials) and Z-axis conductive adhesives. These
--------------------------------
/1/ A "Land Grid Array" is an array of conducting pads on the package base.
/2/ "Z-axis" means an electronic interconnect method that uses a vertical contact to connect two electronic components or paths as opposed to a horizontal connection.

technologies currently are produced by materials and chemical suppliers, flexible and rigid printed circuit board manufacturers, as well as electronics manufacturers who produce their own materials and interconnect systems. Many of these competitors have substantially greater financial and other resources than the Company. The Company believes that each existing technology currently has unacceptable limitations with regard to electrical/mechanical performance, manufacturability or cost as compared to the PI Technology. However, there are no assurances that the Company or the PI Technology can successfully compete with current or future technologies. See "RISK FACTORS - Competition" and "- PI Technology Could Be Rendered Obsolete by Technology Changes."

INTELLECTUAL PROPERTY PROTECTION

     The Company will rely on a combination of patents, patent applications, trademarks, trade names, copyrights and trade secrets to establish and protect its proprietary rights in the PI Technology and the PE Process. The Company currently owns ten U.S. patents (which expire from February 14, 2006, to October 15, 2013) and seven patent applications relating to the PI Technology.

     Prior to the Company's acquisition of the PI Technology, the inventor of the PI Technology or companies controlled by him granted the following exclusive and nonexclusive licenses to use the patents and patent applications relating to the PI Technology: (i) an exclusive license to Exatron Automatic Test Equipment Inc. ("Exatron") for use in the field of sockets in the automated handling and testing of integrated circuits; (ii) an exclusive license to Micro Module Systems, Inc. for use in the field of certain MCM thin film substrates, except attached or associated products including integrated circuits, sockets, lids, heat sinks, housings and printed circuit boards; (iii) a non-exclusive license to Exatron in the field of electrically conductive components; (iv) a non-exclusive license to Johnson-Matthey Semiconductor Packagings, Inc. for use in the field of laminate-based substrate products; (v) a non-exclusive license to Multiflex Inc. for use in the field of laminate-based substrates and metal substrates; and (vi) a non-exclusive license to Myers Consulting Inc. for use in the field of laminate-based substrates, metal substrates, and wafer or semi-conductor products. These licenses have indefinite terms and, provided certain conditions are met, can be terminated by either party by written notice. The Company retains the right to exclude all other companies from using its patented technology without a license. Consequently, the Company may license such other companies as it chooses, provided the licenses are consistent with the exclusive licenses previously granted and other licensing restrictions that may appear in the prior licenses.

     All but one of the foregoing license agreements have been idle since their acquisition by the Company and therefore four of these license agreements have not produced any royalty fees for the Company. Royalties under the one active agreement are being held in an escrow account, and royalties under one inactive agreement are being held in reserve, outside of the Company's control, until certain legal issues are resolved, which may affect royalty payments payable on the remaining licenses, if any. See "- Legal Proceedings."

     There can be no assurance that patents will be issued from any of the pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad enough to protect the Company's PI Technology. While the Company intends to vigorously protect its intellectual property rights, there can be no assurance that any patents held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation may be necessary to enforce the Company's patents, patent applications, trade secrets, licenses and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and results of operations regardless of the final outcome of the litigation. Despite the Company's efforts to maintain and safeguard its proprietary rights, there can be no assurances that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. See "RISK FACTORS - Uncertainty Protecting Intellectual Property Rights."

     The semiconductor and interconnect industries are characterized by uncertain and conflicting intellectual property claims. The Company has in the past and may in the future become aware of the intellectual property rights of others that it may be infringing, although it does not believe that it is infringing any third party proprietary rights at this time. To the extent that it deems necessary, the Company may license the right to use certain technology patented by others in certain products that it manufactures. There can be no assurance that the Company will not in the future be notified that it is infringing other patent and/or intellectual property rights of third parties.
In the event of such infringement, there can be no assurance that a license to the technology in question could be obtained on commercially reasonable terms, if at all, that litigation will not occur or that the outcome of such litigation will not be adverse to the Company. The failure to obtain necessary licenses or other rights, the occurrence of litigation arising out of such claims or an adverse outcome from such litigation could have a material adverse effect on the Company's business. In any event, patent litigation is expensive, and the Company's operating results could be materially adversely affected by any such litigation, regardless of its outcome.

     The Company intends to protect its trade secrets and proprietary technology, in part, through confidentiality and non-competition agreements. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets, such as the PE Process, will not otherwise become known to or independently developed by others. In addition, the laws of some foreign countries do not offer protection of the Company's proprietary rights to the same extent as do the laws of the United States.

GOVERNMENT REGULATION

     The Company believes that it is in substantial compliance with all material federal and state laws and regulations governing its limited operations. Compliance with federal and state environmental laws and regulations did not have a material effect on the Company's capital expenditures, earnings or competitive position during fiscal year ended June 30, 1998.

     Licensees of the PI Technology are subject to numerous federal, state and local laws and regulations, including those relating to the use and disposal of hazardous substances. The

Company believes that its PE Process will be subject to less environmental regulation because it does not use a lead based interconnect technology and it generates less hazardous waste compared to current industry practices.

EMPLOYEES

     The Company currently has no employees other than Paul Metzinger, its President and Chief Executive Officer, and Herbert Neuhaus, its Executive Vice President of Technology and Marketing. The Company has one officer in addition to Messrs. Metzinger and Neuhaus. See "MANAGEMENT."

PROPERTIES

     The Company currently maintains its executive and administrative offices in space provided by Intercell, its majority shareholder, at an expense of $5,850 per year. The Company owns no real property.

LEGAL PROCEEDINGS

     The Company has received multiple copies of a summons and complaint naming one of its licensees and identifying others (but not naming the Company) by Mr. Louis DiFrancesco in a lawsuit filed on March 10, 1998 with the Superior Court of California, County of Santa Clara, case number CV772523. Mr. DiFrancesco asserts that copies of the complaint delivered in Colorado were served on certain affiliated companies and employees, directors and officers of the Company and its affiliated companies. Mr. DiFrancesco, the inventor of the PI Technology, alleges that one of the Company's licensees has not paid him the royalties he is due and seeks monetary damages. Pursuant to a stipulation among the parties, none of the defendants are required to file any responsive pleadings until Mr. DiFrancesco's complaint is amended or re-filed. Since the date of the stipulation, no further actions or developments have occurred in this litigation. The Company believes that this action is without merit and intends to vigorously defend itself with respect to the matters alleged, if the lawsuit is prosecuted.

     The Company filed suit against Mr. Louis DiFrancesco on October 5, 1998, with the District Court for the City and County of Denver, Colorado, to enjoin him from certain specified actions against the Company and its licensees and to confirm the Company's ownership of its intellectual property rights. On October 19, 1998, the District Court for the City and County of Denver, Colorado issued a temporary restraining order prohibiting Mr. DiFrancesco from, among other things, claiming any ownership of the Company's patents and claiming any right to royalty payments under the Company's licenses. On November 5, 1998, the District Court for the City and County of Denver, Colorado issued a preliminary injunction prohibiting Mr. DiFrancesco from: (i) contacting any actual or potential customer, licensee or investor of the Company or its related entities using the name "Particle Interconnect Research & Development" or any other name confusingly similar to the Company's trade name and trade mark "Particle Interconnect;" (ii) contacting any actual or potential customer, licensee or investor of the Company or its related entities under the auspices that he represents, works for, or is associated with the Company; and (iii) making any statement to any actual or potential customer, licensee or investor of the Company or its related entities which directly or by implication asserts that
(a) he owns all or
any portion of the patents or patent applications which he previously has assigned to the Company or (b) his consulting agreement with Particle Interconnect Corporation (a predecessor of the Company) has not expired.

     On November 24, 1998, Mr. DiFrancesco filed an answer in the District Court for the City and County of Denver, Colorado, generally denying the allegations contained in the Company's complaint and asserting certain affirmative defenses. The answer also asserts counterclaims against the Company, Intercell and Paul Metzinger, individually, for breach of contract, fraud in the inducement and legal malpractice and seeks rescission of the merger pursuant to which PI Corp. (a subsidiary of Intercell) acquired the PI Technology and certain declaratory relief. The Company, Intercell and Mr. Metzinger intend to vigorously defend themselves against such counterclaims and are in the process of preparing answers and defenses to such counterclaims.

     Other than the lawsuits involving Mr. DiFrancesco, to the knowledge of the management of the Company there are no material legal proceedings pending or threatened (other than routine litigation incidental to the business) to which the Company (or any officer, director, affiliate or beneficial owner of more than 5% of the Company's voting securities) is party or to which property of the Company is subject.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The following table sets forth certain information with respect to the directors, executive officers and significant employees of the Company:

      Name and (Age)                    Position                       Period of Service
---------------------------  -------------------------------  -----------------------------------

Paul H. Metzinger (59)       Director, President and Chief    Director from February 1998 to
                             Executive Officer                present, Executive Vice President
                                                              from May 1998 to December 2, 1998,
                                                              and President and Chief Executive
                                                              Officer from February 1998 to May
                                                              1998 and December 2, 1998, to
                                                              present

Herbert J. Neuhaus (39)      Director and Executive Vice      January 1999 to present
                             President of Technology and
                             Marketing

Kristi J. Kampmann (25)      Secretary                        February 1998 to present

     The directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The officers are elected by the Board of Directors at its annual meeting immediately following the shareholders' annual meeting and hold office until they resign or are removed from office. There are no family relationships that exist between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer. The Company has not established an executive committee of the Board of Directors or any committee that would serve similar functions such as an audit, incentive compensation or nominating committee.

BIOGRAPHICAL INFORMATION ON DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

     Paul H. Metzinger. Mr. Metzinger has been President and Chief Executive Officer of the Company since December 2, 1998, and a director since February 1998. He served as President and Chief Executive Officer of the Company from February 1998 to May 1998 and as Executive Vice President of the Company from May 1998 to December 2, 1998. Mr. Metzinger currently serves as Chief Executive Officer, President and a director of Intercell and is President and a director of PI Corp. Prior to becoming a director and officer of Intercell, Mr. Metzinger served as Intercell's General Counsel and practiced securities law for over 30 years, representing both large and small public companies.

     Herbert J. Neuhaus. Dr. Neuhaus has been a director since December 31, 1998, and Executive Vice President of Technology and Marketing of the Company since January 6, 1999. Dr. Neuhaus served as President of PI Corp. from August 1997 to March 1998. From March 1998 to the present, Dr. Neuhaus has been the President of MicroLink Technologies Corporation in Colorado Springs, Colorado, a technical consultant to technology companies. From August 1989 until August 1997, Dr. Neuhaus was a manager and research scientist with the Electronic Material Venture Group in the New Business Development Department of Amoco Chemical Company. At Amoco his responsibilities included the identification, analysis and development of new market opportunities for electronic materials products and the development of new applications for such products, including multichip module products, polymide coatings and processes for multichip module applications. Dr. Neuhaus received his Ph.D. in Physics from the Massachusetts Institute of Technology, Cambridge, Massachusetts, in 1989 and his B.S. in Physics from Clemson University, Clemson, South Carolina in 1980.

     Kristi J. Kampmann. Ms. Kampmann has been Secretary of the Company since February 1998. Since June 1997, she has been the administrative assistant to the Chief Financial Officer and Chief Executive Officer and paralegal for Intercell. From April 1996 to June 1997, she served as a paralegal and administrative assistant for Paul H. Metzinger, P.C. Ms. Kampmann graduated from the Denver Paralegal Institute in 1996. Ms. Kampmann received a B.A. from the University of Minnesota in Morris in 1995, majoring in Political Science with a minor in Business Management. She currently is attending the University of Colorado at Denver, where she is completing work on an M.B.A.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

     The following table sets forth certain information concerning compensation paid by the Company to persons serving as its Chief Executive Officer ("CEO") for the fiscal year ended June 30, 1998, and to any other executive officer whose total annual salary and bonus exceeded $100,000 for the fiscal year ended June 30, 1998 (the "Named Executive Officers"):

                                                ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                         ----------------------------------    -----------------------------------------------
                                                                                      SECURITIES               ALL OTHER
NAME AND PRINCIPAL           FISCAL                                                   UNDERLYING             COMPENSATION
 POSITION(1)                 YEAR              SALARY($)         BONUS($)              OPTIONS (#)                 ($)

Gilbert Olachea, former          1998            $  0(3)            -0-                  1,500,000(4)                -0-
Director President and
CEO(2)

Thomas Vander Stel,              1998            $  0(3)            -0-                    400,000(6)                -0-
former Chief Financial
Officer and Vice
President(5)

Paul Metzinger,                  1998             -0-(8)            -0-                  1,500,000(9)                -0-
Director, President and
CEO(7)

________________
(1) The sole officer and director of the Company prior to the acquisition of the PI Technology resigned as such on February 23, 1998.
(2) Mr. Olachea was elected President and CEO of the Company on May 6, 1998. He resigned from both positions on December 1, 1998.
(3) Messrs. Olachea and Vander Stel did not become employees of the Company until July 1, 1998, and therefore did not receive a salary from the Company before then. Prior to July 1, 1998, Mr. Olachea received a salary from Sigma 7 Corporation (an Intercell subsidiary) and Mr. Vander Stel received a salary from Intercell. On July 1, 1998, Messrs. Olachea and Vander Stel began receiving annual salaries of $130,000 and $85,000, respectively, from the Company.
(4) Options to purchase 1,500,000 shares of Common Stock were granted to Mr. Olachea on February 26, 1998, which options were immediately exercisable at a price of $0.3250 and expired on February 26, 2008. These options were cancelled upon his resignation from the Company on December 1, 1998.

(5) Mr. Vander Stel was elected Chief Financial Officer of the Company on February 26, 1998. He resigned as the Company's Chief Financial Officer and Vice President on December 31, 1998.
(6) Options to purchase 400,000 shares of Common Stock were granted to Mr. Vander Stel on February 26, 1998, which options were immediately exercisable at a price of $0.3250 and expired on February 26, 2008. Of these, options to purchase 250,000 shares were cancelled upon his resignation from the Company on December 31, 1998.
(7) Mr. Metzinger was the President and CEO of the Company from February 23, 1998, to May 6, 1998, and was reappointed President and CEO on December 2, 1998. Mr. Metzinger served as Executive Vice President of the Company from May 6, 1998, to December 2, 1998.
(8) Mr. Metzinger did not become an employee of the Company until December 2, 1998, and therefore did not receive a salary from the Company before then. Prior to December 1998, the salary that he received from Intercell was in partial compensation of the services that he performed on behalf of the Company. Commencing January 1, 1999, Mr. Metzinger will receive an annual salary of $150,000 from the Company, pursuant to a written employment agreement that will be executed on such date. Any salary otherwise payable to him by Intercell will be reduced by the amount of salary paid him by the Company. A company owned by Mr. Metzinger (Lumenaria, LLC) received Common Stock valued at $90,000 as payment for consulting services rendered to the Company. See "CERTAIN TRANSACTIONS."
(9) In connection with the Company's acquisition of the PI Technology, options to purchase 1,000,000 shares of Common Stock were granted to Mr. Metzinger on February 26, 1998, which options are immediately exercisable at a price of $0.3250 and expire on February 26, 2008. See "CERTAIN TRANSACTIONS." Options to purchase 500,000 shares of Common Stock were granted to Mr. Metzinger on February 27, 1998, which options are immediately exercisable at a price of $0.3250 and expire on February 27, 2008.

     The foregoing compensation table does not include certain fringe benefits made available on a nondiscriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of each executive officer listed in the above table, which cannot be precisely ascertained but which is less than 10% of the cash compensation paid to each such executive officer, is not included in such table.

                              OPTION GRANTS TABLE

     The following table provides information relating to the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 1998.

                                               OPTION GRANTS IN THE LAST FISCAL YEAR
                                                                                              POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK PRICE
                                INDIVIDUAL GRANTS                                                 APPRECIATION FOR OPTION TERM(1)
-----------------------------------------------------------------------------------------    -------------------------------------
                              PERCENT OF
                               TOTAL(2)
               NUMBER OF       OPTIONS                            FAIR
               SECURITIES     GRANTED TO                         MARKET
               UNDERLYING    EMPLOYEES IN                       VALUE ON
                OPTIONS        FISCAL            EXERCISE        GRANT          EXPIRATION
                GRANTED        YEAR(3)          PRICE($/SH)      DATE(4)           DATE               5% ($)               10% ($)
               ----------    ------------       -----------     --------        ----------           --------             ---------
Gilbert
 Olachea       1,500,000(5)     43.5%             $0.3250        $0.3250         2/26/08             $306,586             $776,949
Thomas           400,000(6)     11.6%             $0.3250        $0.3250         2/26/08             $ 81,756             $207,186
 Vander Stel
Paul             1,000,000        29%             $0.3250        $0.3250         2/26/08             $204,391             $517,966
 Metzinger         500,000      14.5%             $0.3250        $0.3250         2/27/08             $102,195             $258,983

_______________
(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. Numbers in parenthesis are negative numbers. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth which may or may not occur.
(2) Based on a total of 3,450,000 options granted to employees in the fiscal year ended June 30, 1998.
(3) All options granted were immediately exercisable on the date of grant.
(4) Computed based on the average closing bid and asked prices on the date the options were granted.

(5) Mr. Olachea's options were cancelled upon his resignation from the Company on December 1, 1998.
(6) 250,000 of Mr. Vander Stel's options were cancelled upon his resignation from the Company on December 31, 1998.

          AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE

     The following table provides information relating to the exercise of stock options during the fiscal year ended June 30, 1998, by the Named Executive Officers and the 1998 fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                     NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                                     AT FY-END(1)                   AT FY-END(1)
                                                                --------------------            ---------------------
                              SHARES
                            ACQUIRED ON           VALUE              EXERCISABLE/                   EXERCISABLE/
  NAME                      EXERCISE (#)        REALIZED ($)        UNEXERCISABLE                   UNEXERCISABLE
 -----                    --------------        ------------        -------------                   -------------
Gilbert Olachea               -0-                  -0-             1,500,000(2) / -0-             $2,980,500 / -0-
Thomas Vander Stel            -0-                  -0-               400,000(3) / -0-             $  794,800 / -0-
Paul Metzinger                -0-                  -0-             1,500,000    / -0-             $2,980,500 / -0-

______________
(1) The average of the closing bid and asked price of the Common Stock on June 30, 1998 ($2.312) was used to calculate the option value.

(2) Mr. Olachea's options were cancelled upon his resignation from the Company on December 1, 1998.
(3) 250,000 of Mr. Vander Stel's options were cancelled upon his resignation from the Company on December 31, 1998.

DIRECTOR COMPENSATION

     Currently there are no non-employee directors on the Company's Board of Directors. If, in the future, there are non-employee directors on the Company's Board of Directors, the Company may compensate such directors through an annual directors' fee and/or through grants of options to purchase shares of Common Stock. The basis for determining the amount of the fee and the number of options to award future non-employee directors of the Company will be based on a variety of factors including the following: the experience of the director in the industries the Company competes; his previous management experience; the size of the entity the director is or formerly was associated with; and the overall value the Board of Directors believes that such non-employee director will provide to the Company.

EMPLOYMENT AGREEMENTS

     The Company has written employment agreements with Messrs. Neuhaus and Metzinger and currently has no other employees. The Company has one officer in addition to Messrs. Metzinger and Neuhaus.

     Pursuant to the terms of Dr. Neuhaus' employment agreement, he will receive an annual salary of $100,000 for his services as the Company's Executive Vice President of Technology and Marketing. His annual salary could increase to $150,000 if the Company meets certain performance criteria. The Company agreed to grant options to purchase 500,000 shares of Common Stock to Dr. Neuhaus on December 21, 1998, which options are exercisable, subject to vesting based on his continued employment with the Company, at a price of $0.20 and expire on January 6, 2009. The options will vest at the rate of 15,000 per month. Dr. Neuhaus' employment agreement expires in January 2000.

     Pursuant to the terms of Mr. Metzinger's employment agreement, he will receive an initial annual salary of $150,000 for his services as the Company's President and CEO. If Mr. Metzinger's employment is terminated by the Company without "cause" or terminated by him for "good reason" (for example, duties are assigned to him which are materially inconsistent with his position with the Company), he is entitled to receive his base salary and employee benefits from the date of termination until January 1 of the following year. If Mr. Metzinger terminates the employment relationship because of a change in the control of the Company, he is entitled to receive his base salary from the date of termination until January 1 of the following year. Mr. Metzinger has agreed not to compete with the Company for a one-year period following the termination of his employment with the Company and its related entities. Mr. Metzinger's employment agreement expires in January 2002.

COMPENSATION PURSUANT TO PLANS

     The Company has one stock option plan titled the Nanopierce Technologies, Inc. 1998 Stock Option Plan. The Company has reserved 5,400,000 shares of Common Stock for issuance under the plan.

     During the fiscal year ended June 30, 1998, the Company granted options to purchase 5,400,000 shares of Common Stock to directors, officers, employees and consultants of the Company. As of June 30, 1998, all options were exercisable. On December 1, 1998, options granted to Gilbert Olachea to purchase 1,500,000 shares of Common Stock were cancelled in connection with his resignation from the Company. On December 31, 1998, options granted to Thomas Vander Stel to purchase 250,000 shares of Common Stock were cancelled in connection with his resignation from the Company. On January 6, 1999, options to purchase 500,000 shares of Common Stock were issued to Herbert Neuhaus, which options vest at the rate of 15,000 per month provided he continues to be employed by the Company.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     The Company does not have a compensation committee and therefore all decisions regarding the compensation of executive officers and directors of the Company are made by the full Board of Directors. In the preceding fiscal year, the following members of the Board of Directors participated in discussions involving the compensation of executive officers of the Company: Patricia E. Johnson prior to February 23, 1998, and Messrs. Olachea and Metzinger after February 23, 1998.

                              CERTAIN TRANSACTIONS

     On July 22, 1996, Mendell merged into its wholly-owned subsidiary Sunlight (now Nanopierce Technologies, Inc.), with Sunlight being the surviving corporation. See "THE COMPANY." As part of the merger, the Mendell shareholders received one share of Common Stock for every five shares of Mendell common stock, for a total of 2,098,312 shares.

     After the merger, to complete its corporate reorganization and fund its proposed new business activities, the Company issued a total of 6,901,752 shares of Common Stock to six persons. Cheri L. Metzinger, the wife of Paul H. Metzinger, received 2,083,960 shares in exchange for $300,000 consideration consisting of $130,400, services valued at $52,223 and 166,667 unrestricted shares of Energy Corporation (f/k/a Modern Industries, Inc.), a now-dissolved subsidiary of Intercell ("Energy"). Mrs. Metzinger was an officer of the Company from June 26, 1996 to February 26, 1998. Zenith Petroleum Corporation, a shareholder of Intercell, received 2,083,896 shares in exchange for $300,000 consideration consisting of an assignment of certain oil and gas properties. The sole shareholder and officer of Zenith Petroleum Corporation, Patricia E. Johnson, was an officer and director of the Company from June 26, 1996, to February 26, 1998. Bert Roosen received 1,083,896 shares in exchange for $300,000 consideration consisting of 66,667 restricted shares of Energy.

     Gordon J. Sales and Alan M. Smith, former executive officers of Intercell, each received 550,000 shares in exchange for consideration consisting of $30,000 and 25,000 restricted shares of Energy each. Paul H. Metzinger subsequently purchased all of the shares owned by Messrs. Sales and Smith. The Royal Bank of Scotland (Nassau) received 550,000 shares in exchange for consideration consisting of $30,000 and 50,000 restricted shares of Energy. These shares subsequently were sold by the Royal Bank of Scotland to other nonaffiliated persons.

     The valuation of the property conveyed and the number of shares received in consideration thereof were arbitrarily determined by the Company's Board of Directors. Cheri Metzinger subsequently gifted 283,690 restricted shares to seven persons (the children, godchildren and an employee of her husband, Paul Metzinger) and purchased 179,222 shares from non-affiliates of the Company.
Bert Roosen and Zenith Petroleum Corporation subsequently purchased 179,157 and 146,659 shares, respectively, from non-affiliates. All shares purchased from non-affiliates were purchased at $0.20 per share./1/

     As a result of the sale of its assets to Intercell on July 8, 1995, Energy received 5,412,355 restricted shares of Intercell stock. Pursuant to Energy's plan of liquidation, all of its shareholders, including the Company, were entitled to receive shares of Intercell stock over a three year period beginning in 1997 and ending in 1999. The Company received all of its shares in two distributions on May 4, 1997, and August 18, 1997.

     On September 3, 1996, PI Corp. merged with Particle Interconnect Inc., a California corporation, with PI Corp. as the surviving corporation and the owner of the intellectual property rights related to the PI Technology. As part of the merger, the former shareholders of Particle Interconnect Inc. received 1,400,000 shares of Intercell common stock valued at $5,600,000 and Intercell contributed $1,500,000 in capital to PI Corp.

     On February 26, 1998, Intercell transferred all of the assets of PI Corp. (valued at $1,000,000) to the Company in exchange for 7,250,000 shares of Common Stock and 100 shares of Series A Preferred Stock. See "THE COMPANY - History of the Company." As a result of such transaction, Intercell acquired approximately 75% of then-outstanding shares of Common Stock on a fully diluted basis. Intercell currently owns approximately 44% of the outstanding shares of Common Stock on a fully diluted basis.


---------------------
     /1/ None of the foregoing numbers of shares of Common Stock have been restated to reflect the one-for-three reverse stock split that occurred on February 27, 1998.

     Paul H. Metzinger, the President and Chief Executive Officer of Intercell and PI Corp., and his wife, Cheri L. Metzinger, abstained from voting, as
shareholders of the Company, on the transaction.   See "SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS." As part of the transaction, Mr. Metzinger received a ten-year option to purchase 1,000,000 shares of Common Stock at an exercise price of $0.3250 per share. Mr. Metzinger subsequently received an additional ten-year option to purchase 500,000 shares of Common Stock at an exercise price of $0.3250 per share.

     After the sale, Paul Metzinger was appointed the sole Director of the Company until additional directors could be appointed. In addition, he was nominated and elected President and Chief Executive Officer of the Company. He subsequently appointed Gilbert Olachea as a director of the Company and the Board of Directors appointed Mr. Olachea the President and Chief Executive Officer of the Company. Upon Mr. Olachea's resignation from the Company on December 1, 1998, Mr. Metzinger was appointed the Company's President and Chief Executive Officer and became the Company's sole director. On December 31, 1998, Mr. Metzinger appointed Herbert Neuhaus as a director of the Company and on January 6, 1999, the Board of Directors appointed Dr. Neuhaus the Company's Executive Vice President of Technology and Marketing. See "MANAGEMENT."

     On April 14, 1998, 50,000 shares of Common Stock were issued to Lumenaria, LLC for consulting services rendered to the Company and valued at $90,000. Lumenaria, LLC is wholly-owned by Paul H. Metzinger.

     The Company has agreed that, to the extent proceeds from the sale of any of the shares offered by Intercell are used directly or indirectly for the benefit of the Company, the Company will issue shares to Intercell, upon demand from Intercell, in an amount equal to the number of such shares sold. The agreement is designed to allow Intercell to raise capital for the Company while also preserving for Intercell the opportunity for prospective appreciation in the value of the Company.

     Except as disclosed herein, to the best of the Company's management's knowledge, there are no other arrangements or transactions from which related parties may receive a benefit.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's voting securities, as of January 6, 1999. The table includes (a) each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding voting securities, (b) the Company's directors, CEO and Named Executive Officers, and (c) all directors and officers as a group. Except as otherwise indicated and based on information furnished by such owners, the Company believes that the beneficial owners of the voting securities listed below have sole investment and voting power with respect to such shares.

                                                                                                                PERCENTAGE OF
                                                                                    AMOUNT AND                     CLASS
                                                                                    NATURE OF                   BENEFICIALLY
STOCKHOLDER NAME AND ADDRESS                      TITLE OF CLASS                    OWNERSHIP                    OWNED/(1)/
Intercell Corporation                        Series A Preferred Stock                     100                        100%
370 17th St., Ste. 3580                            Common Stock                    12,650,000/(2)/                 44.45%
Denver, CO 80202

Zenith Petroleum Corporation                       Common Stock                     2,115,273/(3)/                  7.43
9101 E. Kenyon Ave., Ste. 1000
Denver CO 80237

Bert Roosen                                        Common Stock                     1,376,856/(4)/                  4.84
#4 14909 32nd Ave.
Surrey BC
Canada V4P 1A4

Paul Metzinger/(5)/                                Common Stock                     2,843,624/(6)/                  9.99
c/o Nanopierce Technologies, Inc.
370 17th St., Ste. 3580
Denver, CO 80202

Gilbert Olachea/(7)/                                        --                              0/(8)/                     0
1023 East Derby Drive
Tempe, Arizona 85284

Thomas Vander Stel/(9)/                            Common Stock                       150,000/(10)/                   -- /(11)/
6261 South Leyden Street
Englewood, CO 80111

Herbert Neuhaus/(12)/                              Common Stock                        30,000/(13)/                   -- /(11)/
c/o Nanopierce Technologies, Inc.
370 17th St., Ste. 3580
Denver, CO 80202

Officers and directors as a group (3               Common Stock                     2,943,204/(14)/                10.34
 persons)


/(1)/ Based upon 28,459,204 shares of Common Stock issued and outstanding on a fully diluted basis as of January 6, 1999. Consists of: (i) 14,009,204 shares of Common Stock issued and outstanding; (ii) 7,250,000 shares issuable upon conversion of 100 shares of Series A Preferred Stock issued, outstanding and convertible within 60 days; (iii) 3,050,000 shares issuable upon conversion of 58,500 shares of Series B Preferred Stock issued, outstanding and convertible within 60 days (assuming an average conversion price of approximately $0.20 per share); (iv) 3,680,000 shares issuable upon the exercise of outstanding options exercisable within 60 days; and (v) 470,000 shares issuable upon the exercise of outstanding warrants exercisable within 60 days. Does not include options for 470,000 shares of Common Stock subject to vesting provisions which are not exercisable within 60 days.

(2) Includes 7,250,000 shares issuable upon conversion of 100 shares of Series A Preferred Stock issued, outstanding and convertible within 60 days.

(3) Includes 1,000,000 shares issuable upon presently exercisable options. The options are exercisable at $0.3250 per share and expire February 26, 2008.

(4) Includes 430,000 shares issuable upon presently exercisable options. The options are exercisable at $0.3250 per share and expire February 26, 2008.

(5) Director, President and CEO of the Company.

(6) Includes 1,500,000 shares issuable upon presently exercisable options. The options are exercisable at $0.3250 per share and expire February 26, 2008, with respect to 1,000,000 shares and February 27, 2008, with respect to 500,000 shares. Also includes 990,251 shares of Common Stock owned by his wife, Cheri L. Metzinger, and 44,750 shares of Common Stock owned by Lumenaria, LLC, a company wholly-owned by Mr. Metzinger.

/(7)/ Mr. Olachea was a Director and the President and CEO of the Company from May 1998 to December 1, 1998.

/(8)/ Mr. Olachea was granted options to purchase 1,500,000 shares of Common Stock, which options were cancelled upon his resignation from the Company on December 1, 1998.

/(9)/ Mr. Vander Stel was the Chief Financial Officer and Vice President of the Company from February 1998 to December 31, 1998.

/(10)/ Consists of 150,000 shares issuable upon presently exercisable options. The options are exercisable at $0.3250 per share and expire February 26, 2008. Mr. Vander Stel was granted options to purchase 400,000 shares of Common Stock, of which 250,000 options were cancelled upon his resignation from the Company on December 31, 1998.

/(11)/ Less than 1%.

/(12)/ Director and Executive Vice President of Technology and Marketing of the Company.

/(13)/ Consists of 30,000 shares issuable upon options exercisable within 60 days. The options are exercisable at $0.20 per share and expire January 6, 2009. Does not include options for 470,000 shares of Common Stock subject to vesting provisions which are not exercisable within 60 days.

/(14)/ Includes 1,530,000 shares issuable upon presently exercisable options, as set forth in footnotes 6 and 13 above, plus 50,000 shares issuable upon options presently exercisable at $0.3250 per share which expire February 26, 2008.

     The following table sets forth, as of January 6, 1999, certain information regarding beneficial ownership of the common stock of Intercell, the Company's parent corporation, by the Company's directors, CEO, Named Executive Officers and all directors and officers as a group. Except as otherwise indicated and based on information furnished by such owners, the Company believes that the beneficial owners of Intercell's common stock listed below have sole investment and voting power with respect to such shares.

                                              TITLE OF CLASS, AMOUNT AND                      PERCENTAGE OF CLASS
STOCKHOLDER NAME AND ADDRESS                     NATURE OF OWNERSHIP                        BENEFICIALLY OWNED/(1)/
Paul Metzinger                                       3,852,541 shares
c/o Nanopierce Technologies, Inc.                     common stock/(2)/                              10.35%
370 17th St., Ste. 3580
Denver, CO 80202

Herbert Neuhaus                                      100,000 shares/(3)/
c/o Nanopierce Technologies, Inc.                      common stock                                     --/(4)/
370 17th St., Ste. 3580
Denver, CO 80202

Gilbert Olachea                                      100,000 shares/(5)/
1023 East Derby Drive                                  common stock                                     --/(4)/
Tempe, Arizona 85284

Thomas Vander Stel                                   150,000 shares/(6)/
6261 South Leyden Street                               common stock                                     --/(4)/
Englewood, CO 80111

Officers and directors as a group (3                4,142,541 shares/(7)/
 persons)                                              common stock                                  10.90%


/(1)/ Based upon 38,004,128 shares of Intercell's common stock issued and outstanding as of January 6, 1999.

(2) Includes 1,419,340 shares and presently exercisable options to purchase 2,350,000 shares of common stock, 650,000 of which are exercisable at $.50 per share and expire September 2007, and 1,700,000 of which are exercisable at $.3750 per share and expire September 2007, all owned by his wife, Cheri L. Metzinger.

/(3)/ Consists of presently exercisable options to purchase 100,000 shares of common stock at an exercise price of $.3750 per share which expire September 30, 2007.

/(4)/  Less than 1%.

/(5)/ Consists of presently exercisable options to purchase 100,000 shares of common stock at an exercise price of $.3750 per share which expire September 30, 2007. Mr. Olachea was a Director and the President and CEO of the Company from May 1998 to December 1, 1998.

/(6)/ Consists of presently exercisable options to purchase 150,000 shares of common stock at an exercise price of $.10 per share which expire February 9, 2008. Mr. Vander Stel was the Chief Financial Officer and Vice President of the Company from February 1998 to December 31, 1998.

/(7)/ Includes 2,450,000 shares issuable upon presently exercisable options, as set forth in footnotes 2 and 3 above, plus 50,000 shares issuable upon options presently exercisable at $.3750 per share which expire September 30, 2007, and 150,000 shares issuable upon options presently exercisable at $.05 per share which expire June 1, 2008.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, $.0001 par value per share, and 5,000,000 shares of the Company's preferred stock, $.0001 par value per share (the "Preferred Stock"). Of the Preferred Stock, 100 shares have been designated as Series A Preferred Stock (the "Series A Shares"), 150,000 shares have been designated as Series B Preferred Stock (the "Series B Shares") and 700,000 shares have been designated as Series C Preferred Stock (the "Series C Shares"). The Company has outstanding warrants to purchase 470,000 shares of Common Stock and options to purchase 4,150,000 shares of Common Stock.

     The Company is authorized to issue an additional 4,149,900 shares of Preferred Stock which will be designated as and when the Board of Directors determines the preferences, limitations and relative rights of such shares. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences, relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights, voting rights and liquidation preferences, all without any further vote or action by the holders of the Common Stock.

     Although the Board of Directors currently has no intention of doing so, its authority to issue Preferred Stock, without further vote or action by the holders of the Common Stock, could be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy or consent solicitation, or otherwise, by making such attempts more difficult to achieve and more costly. The Board of Directors also may issue Preferred Stock with voting rights that could adversely affect the voting power of the then-existing holders of Common Stock. There currently are no agreements or understandings for the issuance of additional Preferred Stock and the Board of Directors has no present intention of issuing any additional shares of Preferred Stock.

COMMON STOCK


     As of January 6, 1999, there were 14,009,204 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders and is equal to each other share with respect to voting, liquidation and dividend rights. Holders of the Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock does not have cumulative voting rights in the election of directors.

     The transfer agent for the Common Stock is Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202.

PREFERRED STOCK

     Reference is made to the Company's Certificates of Designation of Rights and Preferences of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (which are filed as exhibits to the Registration Statement) for a complete description of the terms and conditions of the designated Preferred Stock and the descriptions of such stock contained herein are qualified in their entirety by reference thereto. No shares of Preferred Stock have cumulative voting rights in the election of directors.

     SERIES A PREFERRED STOCK


     As of January 6, 1999, there were 100 Series A Shares issued and outstanding, all of which were owned by Intercell. See "CERTAIN TRANSACTIONS." The Series A Shares have a liquidation preference of $22,656.25 per share (the "Series A Deemed Liquidation Price").

     The holders of the Series A Shares are entitled to receive a dividend equal to 8% of the Series A Deemed Liquidation Price. If such dividend is not paid, the holders of the Series A Shares may elect to have the Series A Deemed Liquidation Price increased by the amount of the accrued dividend or to have the accrued dividend converted into shares of Common Stock on the basis of the price of the Common Stock on the date of such conversion.

     Each Series A Share is convertible at the option of the holder into shares of Common Stock at a conversion price of $.3257 per share (72,500 shares of Common Stock each, 7,250,000 shares of Common Stock total). The conversion price shall be proportionately changed to reflect stock splits, stock dividends, mergers, consolidations, recapitalizations, reorganizations, or other similar events as a result of which shares of Common Stock of the Company are changed into the same or a different number of the same or another class or classes of stock.

     The holder of each outstanding Series A Share is entitled to notice of any stockholders' meeting in accordance with the Company's bylaws and shall vote with the holders of the Preferred Stock and Common Stock, voting together as a single class, upon all matters submitted to a vote of stockholders. The holder of each Series A Share is entitled to the number of votes equal to the largest number of full shares of Common Stock into which each Series A Share could then be converted. In addition, the holders of the outstanding Series A Shares are entitled to vote separately as a class with respect to those matters required by Nevada law to be submitted to a class or series vote.

     The approval of 75% of the holders of the outstanding Series A Shares is required before the Company can (i) adversely alter or change the rights, preferences or privileges of the Series A Shares, (ii) create any new class or series of stock having preference over the Series A Shares with respect to liquidating preferences or distributions, or (iii) increase the number of authorized Series A Shares. The holders of the Series A Shares do not have preemptive rights.

     Upon six months' written notice, the Company may redeem all or a portion of the Series A Shares. Upon redemption, the holders of the Series A Shares are entitled to receive the Series A Deemed Liquidation Price plus accrued but unpaid dividends.

     The Series A Shares are senior to all other classes of Preferred Stock with respect to any liquidating preference or distribution. In the event of any liquidation, dissolution or winding up of the Company (a "Liquidation Event"), the holders of the Series A Shares are entitled to receive, after any distribution to the holders of senior securities, if any, and prior to any distribution to any junior securities (including holders of the Common Stock), the sum of (i) the Series A Deemed Liquidation Price plus (ii) 8% of the Series A Deemed Liquidation Price for each year that the Series A Shares are outstanding after March 1, 1998, and until the Liquidation Event (the "Series A Liquidation Amount"). If the assets available to be distributed among the holders of the Series A Shares are insufficient to permit the payment in full of the Series A Liquidation Amount, then all of the Company's assets legally available for distribution shall be distributed pro rata among the holders of the Series A Shares.

     SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK


     As of January 6, 1999, there were 58,500 Series B Shares issued and outstanding and no Series C Shares outstanding. The Series B Shares and Series C Shares each have a liquidation preference of $10.00 per share.

     The holders of the Series B Shares and Series C Shares are entitled to receive cumulative dividends from the date of issuance at the rate of $.70 per year per share, payable quarterly in cash, or, at the option of the Company, in unrestricted shares of Common Stock. The Series B Shares and Series C Shares are junior to the Series A Shares, but senior to the Common Stock, with respect to dividends. No dividends (other than those payable solely in Common Stock) will be paid with respect to the Common Stock unless all accumulated and unpaid dividends and the current quarterly dividends on the Series B Shares and Series C Shares have been declared and sufficient sums for the payment thereof set apart.

     Holders of Series B Shares can convert their shares into Common Stock at any time after 20 days from the date of issuance. Each Series B Share is convertible into the number of shares of Common Stock that equals $10.00 per share tendered for conversion, plus accumulated and unpaid dividends thereon, divided by the lesser of either (i) 110% of the average of the closing bid prices per share of the Common Stock on the market on which the Common Stock is listed for trading for the five (5) trading days preceding the date of purchase of such Series B Share or (ii) 80% of the average of the closing bid prices per share similarly determined for the five (5) trading days preceding the date such conversion is deemed to have been made (the "Series B Conversion Formula"). Appropriate adjustments will be made to the Series B Conversion Formula in the event that the outstanding shares of Common Stock are changed into the same or a different number of the same or another class or classes of stock. If any Series B Shares remain outstanding on or after December 31, 1999, the Company may convert such shares into Common Stock based on the Series B Conversion Formula.

     Holders of Series C Shares can convert their shares into Common Stock at any time after five (5) days from the date of issuance. Each Series C Share is convertible into the number of shares of Common Stock that equals $10.00 per share tendered for conversion, plus accumulated and unpaid dividends thereon, divided by 82.5% of the average of the closing bid prices per share of the Common Stock on the market on which the Common Stock is listed for trading for the five (5) trading days preceding the date such conversion is deemed to have been made (the "Series C Conversion Formula"). Appropriate adjustments will be made to the Series C Conversion Formula in the event that the outstanding shares of Common Stock are changed into the same or a different number of the same or another class or classes of stock. If any Series C Shares remain outstanding on or after December 31, 2000, the Company may convert such shares into Common Stock based on the Series C Conversion Formula.

     Except as required by Nevada law, the holders of the Series B Shares and Series C Shares have no voting rights and are not entitled to notice of any stockholders' meeting. The holders of the outstanding Series B Shares and Series C Shares are entitled to vote separately as a class with respect to those matters required by Nevada law to be submitted to a class or series vote and are entitled to vote with the holders of the Preferred Stock and Common Stock, voting together as a single class, upon all other matters required by Nevada law. The holder of each Series B Share and Series C Share is entitled to the number of votes equal to the largest number of full shares of Common Stock into which each such share could then be converted. The holders of the Series B Shares and Series C Shares do not have preemptive rights.

     On or after September 30, 1998, upon 30 to 60 days' written notice, the Company may redeem all or a portion of the Series B Shares. Upon redemption, the holders of the Series B Shares are entitled to receive $12 per share plus accrued but unpaid dividends.

     On or after November 30, 1998, upon 30 to 60 days' written notice, the Company may redeem all or a portion of the Series C Shares. Upon redemption, the holders of the Series C Shares are entitled to receive $11.75 per share plus accrued but unpaid dividends.

     Upon a Liquidation Event, the holders of the Series B Shares and Series C Shares are entitled to receive, after any distribution to the holders of senior securities (including the Series A Shares) and prior to any distribution to the holders of any junior securities (including the Common Stock), an amount equal to $10.00 per share plus any accumulated but unpaid dividends (the "Liquidation Amount"). If the assets available to be distributed to the holders of the Series B Shares and Series C Shares are insufficient to permit the payment in full of the Liquidation Amount, such assets shall be distributed ratably among the holders of the Series B Shares and Series C Shares.

WARRANTS


     As of January 6, 1999, four persons held warrants to purchase an aggregate of 470,000 shares of Common Stock. Reference is made to the Warrants (which are filed as exhibits to the

Registration Statement) for a complete description of the terms and conditions of the offered Warrants and the descriptions of such Warrants contained herein are qualified in their entirety by reference thereto.

     AGENT WARRANTS

     Each of the 300,000 warrants offered by The Hamilton Fund, L.L.C. (the Hamilton Warrants) entitles the holder to purchase one share of Common Stock at an exercise price of $0.25 per share at any time commencing on February 24, 1998, and ending at 5:00 p.m. Eastern Time on February 24, 2003. Each of the 70,000 warrants offered by Portfolio Investment Strategies Corporation (the Portfolio Warrants) entitles the holder to purchase one share of Common Stock at an exercise price of $2.8125 per share at any time commencing on July 23, 1998, and ending at 5:00 p.m. Eastern Time on July 22, 2003. Each of the 50,000 warrants offered by Berliner Freiverkehr (Aktien) AG (the Berliner Warrants) entitles the holder to purchase one share of Common Share at an exercise price of $0.50 per share at any time commencing on September 9, 1998, and ending on September 9, 2000.

     The Agent Warrants also may be exercised pursuant to a cashless exercise procedure. The Company has registered all of the shares of Common Stock issuable upon exercise of the Agent Warrants for sale pursuant to the Registration Statement of which this Prospectus is a part.

     The exercise price and number of shares of Common Stock or other securities issuable upon exercise of the Agent Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation or the Company's distribution to the holders of Common Stock of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or preceding year) of the Company.

     The Company will not issue fractional shares or scrip representing fractional shares of Common Stock upon exercise of the Agent Warrants. If, on exercise of an Agent Warrant, the holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise shall be rounded up to the next whole number of shares.

     HIRSCH WARRANTS

     Each of the 50,000 warrants offered by Y.L. Hirsch (the Hirsch Warrants) entitles the holder to purchase one share of Common Stock at an exercise price of $3.515625 per share at any time commencing on July 23, 1998, and ending at 5:00 p.m. Eastern Time on July 22, 2001.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The Company currently has 14,009,204 shares of Common Stock outstanding, of which 10,653,974 are freely transferable by persons other than "affiliates" of the Company, without restriction or further registration under the Securities Act. Upon completion of this offering, the Company could have up to 28,929,204 shares of Common Stock outstanding, assuming the conversion of all Preferred Shares and Series A Shares and the exercise of all Warrants and outstanding stock options. Of these shares, up to 17,838,974 could be freely transferable.

     Of the 14,009,204 shares of Common Stock currently outstanding, 3,355,230 shares are "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. Of the 28,929,204 shares of Common Stock that could be outstanding upon the completion of this offering, up to 11,090,230 shares could be "restricted" or "control" securities within the meaning of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year, including an "affiliate" of the Company (as that term is defined under the Securities Act), is entitled to sell, within any three-month period, the number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of Common Stock or (b) the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates, including members of the Board of Directors and senior management, continue to be subject to such limitations.

     The Company has 58,500 Series B Shares outstanding, which are convertible into 3,050,000 freely tradable shares of Common Stock. The Company also has warrants outstanding which are exercisable for 470,000 freely tradable shares of Common Stock.

     The Company has reserved 5,400,000 shares of Common Stock for issuance under its 1998 Stock Option Plan. As of the date hereof, 4,150,000 options were issued, of which 500,000 are subject to vesting provisions.

     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of the Common Stock. See "RISK FACTORS - The Price of Common Stock Could Change Based on This Offering."

                                SELLING HOLDERS

     This Prospectus covers 13,506,604 shares of Common Stock, 58,500 shares of Preferred Stock and 470,000 Warrants being offered by the Selling Holders. The following table sets forth (a) the names of the Selling Holders, (b) the nature of any position or other material relationship, if any, which the Selling Holders have or have had with the Company, its predecessors or affiliates during the past three years, (c) the number of shares of Common Stock, Preferred Stock and warrants currently beneficially owned by the Selling Holders, (d) the amount of Common Stock, Preferred Shares and Warrants offered by the Selling Holders hereby, (e) the amount and (if 1% or more) the percentage of shares of Common Stock that will be beneficially owned by the Selling Holders after completion of the offering, assuming the sale of all of the shares set forth in
(d) above, (f) the amount of Preferred Shares that will be beneficially owned by the Selling Holders after completion of the offering, assuming the sale of all of the Preferred Shares set forth in (d) above, and (g) the amount of warrants that will be beneficially owned by the Selling Holders after completion of the offering, assuming the sale of all of the Warrants set forth in (d) above.

                               AMOUNT OF COMMON                                      AMOUNT OF COMMON
                            STOCK/(1)/ / PREFERRED        AMOUNT OF COMMON        STOCK/(1)/ / PREFERRED
   SELLING STOCKHOLDER/     STOCK/ WARRANTS OWNED      STOCK/(1)/ / PREFERRED     STOCK / WARRANTS OWNED
      WARRANT HOLDER           BEFORE OFFERING        STOCK/ WARRANTS OFFERED       AFTER OFFERING/(2)/
Intercell Corporation/(3)/     12,650,000/ 100/ 0         6,265,000/ 0/ 0          6,385,000 (22.07%)/
                                                                                          86/ 0

Augustine Fund, L.P./(4)/        1,000,000/ 0/ 0          1,000,000/ 0/ 0                0/ 0/ 0

Y. L. Hirsch/(5)/              3,760,604/ 58,500/        3,760,604/ 58,500/              0/ 0/ 0
                                     50,000                    50,000
Putter Consulting/(6)/           1,186,500/ 0/ 0           1,186,500/ 0/ 0               0/ 0/ 0

Kathy Knight-McConnell/(7)/        24,500/ 0/ 0              24,500/ 0/ 0                0/ 0/ 0

June and Jerry Tooley             750,000/ 0/ 0             750,000/ 0/ 0                0/ 0/ 0
 Family Trust/(8)/

David and Ann Putnam/(9)/         100,000/ 0/ 0             100,000/ 0/ 0                0/ 0/ 0

The Hamilton Fund,             375,000/ 0/ 300,000       300,000/ 0/ 300,000           75,000/ 0/ 0
 L.L.C./(10)/

Portfolio Investment            70,000/ 0/ 70,000         70,000/ 0/ 70,000              0/ 0/ 0
 Strategies
 Corporation/(11)/

Berliner Freiverkehr            50,000 /0/ 50,000         50,000 /0/ 50,000              0/ 0/ 0
 (Aktien) AG/(12)/

/(1)/ Includes the number of shares of Common Stock underlying the Preferred Shares (assuming an average conversion price of approximately $0.20 per share for the Series B Shares) and Warrants offered hereby.

/(2)/ Assumes that all of the shares and warrants being offered hereby are sold by such Selling Holder unless otherwise indicated. There is no assurance that the Selling Holders will sell any or all of the shares or warrants offered pursuant to this Prospectus.

/(3)/ Intercell currently is the beneficial owner of approximately 44% of the Company's issued and outstanding Common Stock on a fully diluted basis. The percentage owned by Intercell after the offering also is on a fully diluted basis. The Common Stock includes 100 Series A Shares which are convertible into 7,250,000 shares of Common Stock. The amount of Common Stock offered includes 1,015,000 shares of Common Stock issuable upon the conversion of 14 Series A Shares, which Intercell may convert within 30 days. The proceeds from the sale of up to 750,000 shares offered hereby and currently held in trust will be used to repay investors in Sigma 7 Corporation, a subsidiary of Intercell. All shares remaining after the payment of such obligations will revert to Intercell. To the extent that any shares held by the Augustine Fund, L.P. are returned to Intercell (see note 4), Intercell's percentage ownership will increase. To the extent that the proceeds from the sale of any of the shares offered by Intercell are used directly or indirectly for the benefit of the Company, the Company will issue shares to Intercell, upon demand from Intercell, in an amount equal to the number of such shares sold.

/(4)/ 1,000,000 shares of Common Stock were received from Intercell to secure payment of amounts owed by Intercell to the fund. The shares are held in the name of the fund and the fund has complete discretion and authority to sell such shares. All pledged shares remaining after the payment of such obligations will be returned to Intercell unless the fund elects to pay Intercell for up to 200,000 of such shares, at a 20% discount from the then market price.

/(5)/ The Common Stock includes 58,500 Series B Shares as fully converted into, and 50,000 Hirsch Warrants as fully exercised for, shares of Common Stock. The remaining 660,604 shares of Common Stock were received by Mr. Hirsch upon the conversion of 16,500 Series B Shares.

/(6)/ Currently provides market support services to the Company in the European securities markets.

/(7)/ These shares were issued as payment for services rendered in connection with the Company's introduction to Berliner Freiverkehr (Aktien) AG, listing agent for the Company on the Berlin Stock Exchange.

/(8)/ These shares were received from Intercell in connection with the settlement of certain claims arising from Intercell's acquisition of Cellular Magnetics, Inc.

/(9)/ These shares were received from Intercell in connection with the settlement of certain claims arising from Intercell's acquisition of A.C. Magnetics, Inc.

/(10)/ The Common Stock includes 300,000 shares issuable upon exercise of the Hamilton Warrants, which were issued as payment for the placement of the Preferred Shares and Hirsch Warrants.

/(11)/ The Common Stock consists of 70,000 shares issuable upon exercise of the Portfolio Warrants, which were issued as payment for the placement of the Preferred Shares and Hirsch Warrants.

/(12)/ The Common Stock consists of 50,000 shares issuable upon exercise of the Berliner Warrants, which were issued as payment for the listing of the Common Stock on the Berlin Stock Exchange.

                              PLAN OF DISTRIBUTION

     Of the securities offered hereby, 58,500 Series B Shares, 660,604 shares of Common Stock and 50,000 Warrants have been sold to Mr. Hirsch pursuant to the terms of the Amended Securities Purchase Agreement. In connection with the sale of the Preferred Shares and Hirsch Warrants, the Company issued the Hamilton Warrants and the Portfolio Warrants. In connection with the listing of the Common Stock on the Berlin Stock Exchange, the Company issued the Berliner Warrants. The Preferred Shares, Hirsch Warrants, Agent Warrants and shares of Common Stock issuable upon conversion or exercise thereof may be resold pursuant to this Prospectus. The Common Stock owned by Mr. Hirsch and the other Selling Holders also may be resold pursuant to this Prospectus.

     The Company has been advised by the Selling Holders that they may sell or transfer all or a portion of the shares and warrants offered hereby from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders and/or from purchasers of the shares or warrants for whom they may act as agent. Such sales and transfers of the shares, and where applicable the warrants, may be effected from time to time in one or more transactions on the OTC Bulletin Board, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the shares and warrants may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares or warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) through the writing of options on the shares or warrants; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder;

(f) gifts, donations and contributions; and (g) any other legally available means. To the extent required, the number of shares or warrants to be sold or transferred, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Holders from the sale of the shares or warrants will be the purchase price of such shares or warrants less any commissions. This Prospectus also may be used, with the Company's prior written consent, by donees and pledgees of the Selling Holders.

     In order to comply with the securities laws of certain states, if applicable, the shares and warrants will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares and warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. See "RISK FACTORS - State Blue Sky Laws May Prevent Sales of Securities" and "-Federal Laws May Prevent Conversion of Preferred Shares and Exercise of Warrants."

     The Selling Holders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares and warrants may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares and warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the shares or warrants.

     Any shares and warrants covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Holders will sell any or all of the shares or warrants. The Selling Holders may transfer, devise or gift shares and warrants by other means not described herein.

     The Company will pay all of the expenses incident to the registration of the shares and warrants, other than underwriting discounts and selling commissions, if any.

     The Company has agreed to indemnify Mr. Hirsch and the June and Jerry Tooley Family Trust against certain liabilities under the Securities Act arising from this Prospectus or the Registration Statement of which it is a part.

                                    EXPERTS

     The audited financial statements of Nanopierce Technologies, Inc. as of June 30, 1998, and for the year then ended, included herein and elsewhere in the Registration Statement, have been audited by Gelfond Hochstadt Pangburn & Co., independent certified public accountants. Such financial statements have been so included in reliance upon the report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) of such firm given upon their authority as experts in auditing and accounting.

     The financial statements and schedules of the Company for the fiscal years ended June 30, 1997, and June 30, 1996, have been included in this Prospectus and in the Registration Statement in reliance upon the report of Larry O'Donnell, CPA, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company makes its filings electronically. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at http://www.sec.gov.
            ------------------

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the shares and warrants offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the SEC's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. Items and information omitted from this Prospectus but contained in the Registration Statement may be obtained from the SEC in the manner set forth above.

                         INDEX TO FINANCIAL STATEMENTS
           AS OF AND FOR THE YEARS ENDED JUNE 30, 1998, 1997 and 1996 AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                                                                             Page
                                                                                             ----
Report of Independent Auditors (Gelfond Hochstadt Pangburn & Co.)                              F-2

Report of Prior Independent Auditor (Larry O'Donnell, CPA, P.C.)                               F-3

Financial statements:

   Balance Sheet - years ended June 30, 1998 and 1997                                     F-4, F-5

   Statements of Operations -  years ended June 30, 1998, 1997 and 1996                        F-6

   Statements of Stockholders' Equity - years ended June 30, 1998, 1997 and 1996               F-7

   Statements of Cash Flows - years ended June 30, 1998, 1997 and 1996                    F-8, F-9

Notes to Financial Statements                                                         F-10 to F-22

Financial statements:

   Balance Sheet -  three months ended September 30, 1998                                     F-23

   Statements of Operations -  three months ended September 30, 1998 and 1997                 F-24

   Statement of Stockholders' Equity -  3 months ended September 30, 1998                     F-25

   Statements of Cash Flows -  three months ended September 30, 1998 and 1997                 F-26

Notes to Financial Statements                                                         F-27 to F-31


                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Nanopierce Technologies, Inc.
Denver, Colorado

We have audited the accompanying balance sheet of Nanopierce Technologies, Inc. (the Company) as of June 30, 1998, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company reported a net loss of $1,137,334 for the year ended June 30, 1998, and a deficit of $1,624,426 as of June 30, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GELFOND HOCHSTADT PANGBURN & CO.

Denver, Colorado
July 23, 1998, except for Note 12 to
which the date is September 28, 1998

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Nanopierce Technologies, Inc.
Denver, Colorado

I have audited the accompanying balance sheet of Nanopierce Technologies, Inc. (formerly Sunlight Systems, Ltd.) (the Company) as of June 30, 1997 and the related statements of operations, changes in shareholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing their accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.


LARRY O'DONNELL, CPA, PC

Denver, Colorado
September 24, 1997

                        NANOPIERCE TECHNOLOGIES, INC.

                                BALANCE SHEETS

                            JUNE 30, 1998 AND 1997

                                    ASSETS

                                                        June 30,1998
                                                          Unaudited          June 30,1998           June 30,
                                                          pro forma           Historical              1997
                                                     -------------------  -------------------  -------------------
                                                          (Note 12)
Current assets:
 Cash                                                        $  440,011            $       11             $  8,128
 Current portion of note receivable (Note 4)                     11,650                11,650                9,788
 Other                                                              324                   324
                                                     -------------------  -------------------  -------------------
  Total current assets                                          451,985                11,985               17,916

Note receivable, net of current portion (Note 4)                 27,089                27,089               37,811

Marketable securities                                             1,491                 1,491               38,283

Intellectual property rights, net of accumulated                965,685               965,685
 amortization of $34,315 (Note 3)

Investment in oil and gas properties                                                                       171,970

Other                                                                                                        4,090
                                                     -------------------  -------------------  -------------------

                                                             $1,446,250            $1,006,250             $270,070
                                                     ===================  ===================  ===================

                                  (Continued)

                        NANOPIERCE TECHNOLOGIES, INC.

                            JUNE 30, 1998 AND 1997

                     LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 Unaudited           June 30, 1998
                                                                 pro forma             Historical          June 30, 1997
                                                            --------------------  --------------------  --------------------
                                                                 (Note 12)
Current liabilities:
  Notes payable (Note 5):
   Related party                                                    $   144,000           $   144,000
   Other                                                                 93,513                93,513
  Accounts payable and accrued expenses:
   Related parties (Note 6)                                             146,747               146,747                31,500
   Other                                                                  7,022                 7,022
                                                            --------------------  --------------------  --------------------
     Total liabilities (all current)                                    391,282               391,282                31,500
                                                            --------------------  --------------------  --------------------

Commitments and contingencies (Notes 10 and 12)

Shareholders' equity (Notes 3, 7 and 12):
  Preferred stock, $0.0001 par value; 5,000,000 shares
   authorized:
  Series A; 100 shares issued and outstanding;
   liquidation preference of $2,265,625; 8% dividend
   rate; cumulative unpaid dividends of $60,417                         500,000               500,000
  Series B; maximum of 150,000 shares issuable; 50,000
   shares issued and outstanding; $0.70 per year per
   share cumulative dividend;                                           440,000
  Series C; maximum of 700,000 shares issuable; no shares
   issued and outstanding;
 Common stock, $0.0001 par value; authorized 45,000,000
  shares; issued and outstanding 12,125,100 shares in
  1998 and 3,833,407 shares in 1997                                       1,213                 1,213                 1,150
 Additional paid-in capital                                           1,736,690             1,736,690               686,229
 Unrealized gain on securities available-for-sale                         1,491                 1,491                38,283
 Deficit                                                             (1,624,426)           (1,624,426)             (487,092)
                                                            --------------------  --------------------  --------------------
                                                                      1,054,968               614,968               238,570
                                                            --------------------  --------------------  --------------------

                                                                    $ 1,446,250           $ 1,006,250             $ 270,070
                                                            ====================  ====================  ====================

                      See notes to financial statements.

                        NANOPIERCE TECHNOLOGIES, INC.

                           STATEMENTS OF OPERATIONS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                                                    1998                1997                  1996
                                                             ------------------  -------------------  --------------------
Revenues from oil and gas properties (Note 9)                      $     1,519
                                                             ------------------  -------------------  --------------------

General and administrative expenses:
  Related parties (Note 6)                                             354,642           $   91,000
  Other                                                                820,357              123,289                12,570
                                                             ------------------  -------------------  --------------------
                                                                     1,174,999              214,289                12,570
                                                             ------------------  -------------------  --------------------

Loss from operations                                                (1,173,480)            (214,289)              (12,570)
                                                             ------------------  -------------------  --------------------

Other income (expense):
  Interest and other income                                              3,964                4,274                 8,993
  Gain on sale of marketable securities                                 37,528               31,781
  Interest expense:
   Related party                                                        (4,720)
   Other                                                                  (626)
                                                             ------------------  -------------------  --------------------
                                                                        36,146               36,055                 8,993
                                                             ------------------  -------------------  --------------------

Loss from continuing operations                                     (1,137,334)            (178,234)               (3,577)
                                                             ------------------  -------------------  --------------------

Discontinued operations (Note 8):
  Loss from operations                                                                     (173,911)
  Loss on sale of discontinued segment                                                     (134,947)
                                                             ------------------  -------------------  --------------------
                                                                                           (308,858)
                                                             ------------------  -------------------  --------------------

Net loss                                                            (1,137,334)            (487,092)               (3,577)
Series A preferred stock dividends (Note 3)                            (60,417)
                                                             ------------------  -------------------  --------------------

Net loss applicable to common shareholders                         $(1,197,751)          $ (487,092)           $   (3,577)
                                                             ==================  ===================  ====================

Loss per common share:
  Continuing operations                                                 $(0.18)          $    (0.05)           $    (0.00)
  Discontinued operations                                                                     (0.09)
                                                             ------------------  -------------------  --------------------
  Net loss                                                              $(0.18)          $    (0.14)           $    (0.00)
                                                             ==================  ===================  ====================

Weighted average number of common shares outstanding                 6,621,757            3,518,286             1,830,519
                                                             ==================  ===================  ====================


                      See notes to financial statements.

                         NANOPIERCE TECHNOLOGIES, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                         Nanopierce Technologies, Inc. (formerly Sunlight Systems, Ltd.)
                     --------------------------------------------------------------------------------------------------
                           Series A
                        Preferred stock           Common stock                            Unrealized gain
                     --------------------- ------------------------       Additional       on securities
                      Shares       Amount   Shares          Amount      paid-in capital  available-for-sale   Deficit
                     ------       -------- ----------      --------     ---------------  ------------------ -----------
Balances,
 July 1, 1995

Sale of common
 stock

Net loss for
 the year
                     ------       -------- ----------      --------     ---------------  ------------------ -----------
Balances,
 June 30, 1996

Exchange of
 Mendell-Denver
 Corporation stock
 for common stock
 of the Company                               699,437      $    210     $           197

Stock issued for
 cash  and other
 property                                   3,133,970           940             686,032

Unrealized gain on
 securities
 available-for-sale                                                                      $           38,283

Net loss                                                                                                    $  (487,092)
                     ------       -------- ----------      --------     ---------------  ------------------ -----------
Balances,
 June 30, 1997                              3,833,407         1,150             686,229              38,283    (487,092)

1 for 3 reverse
 stock split                                                   (768)                768

Stock issued for
 services                                   1,041,593           105             550,219

Stock issued for
 purchase of
 intellectual
 property rights        100       $500,000  7,250,000           725             499,275

Stock issued for cash                             100             1                 199

Change in unrealized
 gain on  securities
 available-for-sale                                                                                 (36,792)

Net loss                                                                                                     (1,137,334)
                     ------       -------- ----------      --------     ---------------  ------------------ -----------
Balances,
 June 30, 1998          100       $500,000 12,125,100      $  1,213     $     1,736,690  $            1,491 $(1,624,426)
                     ======       ======== ==========      ========     ===============  ================== ===========


                                Mendell-Denver Corporation
                     --------------------------------------------------
                            Common stock                                         Total
                     ----------------------------                             shareholders'
                        Shares          Amount             Deficit               equity
                     -----------     ------------     -----------------       -------------
Balances,
 July 1, 1995          5,491,558     $      5,492     $          (1,608)      $       3,884

Sale of common
 stock                 5,000,000              100                (4,900)             (4,800)

Net loss for
 the year                                                        (3,577)             (3,577)
                     -----------     ------------     -----------------       -------------
Balances,
 June 30, 1996        10,491,558            5,592               (10,085)             (4,493)


Exchange of
 Mendell-Denver
 Corporation stock
 for common stock
 of the Company      (10,491,558)          (5,592)               10,085               4,900

Stock issued for
 cash and other
 property                                                                           686,972

Unrealized gain on
 securities
 available-for-sale                                                                  38,283

Net loss                                                                           (487,092)
                     -----------     ------------     -----------------        ------------
Balances,
 June 30, 1997                                                                      238,570

1 for 3 reverse
 stock split

Stock issued for
 services                                                                           550,324

Stock issued for
 purchase of
 intellectual
 property rights                                                                  1,000,000

Stock issued for cash                                                                   200

Change in unrealized
 gain on  securities
 available-for-sale                                                                 (36,792)

Net loss                                                                         (1,137,334)
                     -----------     ------------     -----------------        ------------
Balances,
 June 30, 1998       $               $                $                        $    614,968
                     ===========     ============     =================        ============


                      See notes to financial statements.

                         NANOPIERCE TECHNOLOGIES, INC.

                           STATEMENTS OF CASH FLOWS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                                                    1998                 1997                1996
                                                             -------------------  ------------------  ------------------
Cash flows from operating activities:
  Net loss                                                          $(1,137,334)          $(487,092)            $(3,577)
                                                             -------------------  ------------------  ------------------
 Adjustments to reconcile net loss to net cash used in
  operating activities:
     Depreciation and amortization expense                               34,315               9,704
     Amortization of discount on note receivable                         (3,640)             (4,274)
     Gain on sale of marketable securities                              (37,528)
     Impairment of oil and gas properties                               171,970
     Expenses incurred in exchange for common
      stock                                                             550,324
     Loss on sale of long-term assets                                                        52,118
   Changes in operating assets and liabilities:
   Increase (decrease) in accounts payable and accrued
    expenses:
      Related parties                                                   115,247
      Other                                                               7,022              31,500              (2,345)
     Decease in accounts receivables                                                                              4,145
     (Increase) decrease in other assets                                  3,766              (4,090)
                                                             -------------------  ------------------  ------------------

   Total adjustments                                                    841,476              84,958               1,800
                                                             -------------------  ------------------  ------------------

Net cash used in operating activities                                  (295,858)           (402,134)             (1,777)
                                                             -------------------  ------------------  ------------------

Cash flows from investing activities:
 Proceeds from sale of marketable securities                             37,528
 Payments received on note receivable                                    12,500              20,500
 Capital expenditures                                                                       (71,172)
 Proceeds from sale of assets                                                                18,700
 Increase in start-up costs                                                                 (30,627)
 Purchase of distributorships and dealerships                                               (42,546)
                                                             -------------------  ------------------  ------------------

Net cash provided by (used in) investing activities                      50,028            (105,145)
                                                             -------------------  ------------------  ------------------

                      See notes to financial statements.

                        NANOPIERCE TECHNOLOGIES, INC.

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                                                    1998                1997                1996
                                                             -------------------  -----------------  ------------------
Cash flows from financing activities:
Proceeds from notes payable:
  Related party                                                         144,000
  Other                                                                  93,513
 Proceeds from issuance of common stock                                     200             515,000                100
                                                             -------------------  -----------------  ------------------

Net cash provided by financing activities                               237,713             515,000                100
                                                             -------------------  -----------------  ------------------

Net increase (decrease) in cash                                          (8,117)              7,721             (1,677)

Cash, beginning                                                           8,128                 407              2,084
                                                             -------------------  -----------------  ------------------

Cash, ending                                                         $       11            $  8,128            $   407
                                                             ===================  =================  ==================

The Company incurred no interest expense or income tax expense for fiscal years ended June 30, 1998, 1997, and 1996.

Supplemental schedule of non-cash investing and financing activities:

Intellectual property rights acquired by issuance of:

 Common stock, 7,250,000 shares                                      $  500,000
 Series A preferred stock, 100 shares                                   500,000
                                                             -------------------

                                                                     $1,000,000
                                                             ===================

Oil and gas property acquired by issuance of common stock                                  $171,970
                                                                                  =================

Notes receivable acquired for sale of assets related to                                    $ 72,053
 discontinued operations                                                          =================



                      See notes to financial statements.

                         NANOPIERCE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

1.   BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BUSINESS:

     Nanopierce Technologies, Inc. (the Company) is engaged in the design, development and licensing of products using its electronic connection technology intellectual property. The intellectual property, called Particle Interconnect, consists of patents, pending patent applications, patent applications in preparation, trade secrets, trade names and trademarks. The Particle Interconnect technology improves electrical, thermal and mechanical characteristics of electronic products. The Company markets Particle Interconnect to technology companies for use in various industries for a wide range of applications. The Company has not recognized any royalty revenue through June 30, 1998, pending the resolution of litigation regarding a license agreement (Note 10).

     ORGANIZATION:

     The Company was originally formed in July 1985 under the name of Mendell-Denver Corporation (Mendell). At July 1, 1996, Mendell was essentially a shell company with no significant business operations. In July 1996, Mendell acquired all of the outstanding common stock of Sunlight Systems, Ltd. (Sunlight) and Mendell was merged into Sunlight. For accounting purposes, the transactions have been treated as an acquisition of Mendell by Sunlight and as a recapitalization of Sunlight.

     Sunlight was a dealer in Colorado and Nevada and a distributor in Illinois, Ohio, Michigan and Indiana of skylights. In November 1996, Sunlight sold its dealerships and distributorships (Note 8).

     In February 1998, Sunlight acquired the Particle Interconnect technology from Particle Interconnect Corporation, a wholly owned subsidiary of Intercell Corporation (Intercell). In exchange for Particle Interconnect, Sunlight issued to Intercell 7,250,000 shares of its common stock, and 100 shares of its Series A voting preferred stock (Note 3). In connection with this transaction, Sunlight changed its name to Nanopierce Technologies, Inc. After the transaction, Intercell owns approximately 60% of the outstanding common stock of the Company and approximately 74% of the common stock on a diluted basis, considering the voting and conversion rights of the Series A preferred stock.

     REVERSE STOCK SPLIT:

     In February 1998, the Company effected a one-for-three reverse stock split of its common stock. All references in the financial statements to number of shares and per share amounts have been restated to reflect the reverse stock split.

                         NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

1. BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     USE OF ESTIMATES IN THE FINANCIAL STATEMENTS:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments, for which it is practicable to estimate fair value. The fair value of the Company's payables to related parties are not practicable to estimate due to the related party nature of the underlying transactions. Management believes that the carrying amounts of the Company's other financial instruments approximates their fair values primarily because of the short-term maturity of these instruments.

     INTELLECTUAL PROPERTY:

     The intellectual property (Particle Interconnect), was acquired upon the issuance of common and preferred stock of the Company (Note 3) and is valued at estimated fair value at the date of acquisition based on a written cash offer for Particle Interconnect from an outside third party that is a manufacturer in a field which uses the intellectual property.
     The intellectual property is being amortized using the straight-line method over 10 years. The 10-year period is based on the estimated useful life limited by the remaining average patent protection period. At each balance sheet date, management assesses whether there has been an impairment in the carrying value of long-lived assets. In performing this assessment, management compares current and projected sales, operating income and annual cash flows on an undiscounted basis, with the related annual amortization expense.

     OIL AND GAS PROPERTIES:

     The Company followed the successful efforts method of accounting for its oil and gas activities. Under this method, costs associated with the acquisition, drilling and equipping of successful exploratory wells were capitalized and amortized ratable over the life of production from related proved reserves. Geological and geophysical costs, delay rentals, and drilling costs of unsuccessful exploratory wells were charged to expense as incurred. Costs of drilling, both successful and unsuccessful development wells, were also capitalized and amortized ratable over the life of production from related proved reserves. Undeveloped properties were assessed periodically to determine whether the properties were impaired, and when impairment occurred, a loss was recognized.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

1. BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     OIL AND GAS PROPERTIES (CONTINUED):

     Property acquisition costs for unproved oil and gas properties were initially capitalized. The acquisition costs for unproved properties were assessed at least annually, and if necessary, an impairment in value was recognized. Proceeds from sales of partial interests in unproved leases were accounted for as a recovery of cost without recognizing and gain or loss. Costs of properties abandoned were expenses in the date of abandonment.

     MARKETABLE SECURITIES:

     Marketable securities consist of approximately 23,700 shares of common stock of Intercell at June 30, 1998. At June 30, 1997, the Company held approximately 139,000 shares of common stock of Energy Corporation and 20,000 shares of common stock of Intercell. In July 1997, Energy Corporation entered into a voluntary Plan of Liquidation Dissolution
     (Plan). As a result of the Plan, in August 1997, the Company received approximately 139,000 shares of Intercell common stock in exchange for their Energy Corporation shares of common stock. These securities are classified as available-for-sale and are carried at fair value based upon market quotes. Restricted securities are carried at cost. Unrealized gains and losses are computed on the basis of specific identification and are reported as a separate component of shareholders' equity. Realized gains, realized losses, and declines in value, judged to be other-than-temporary, are included in other income (expense).

     STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to continue accounting for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has chosen to continue to account for employee stock-based compensation using APB 25.

     INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities and measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

1. BUSINESS, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     LOSS PER SHARE:

     Loss per share of common stock is computed based on the weighted average number of common shares outstanding during the year. Stock options, warrants and convertible preferred stock are not considered in the calculation as the impact of the potential common shares would be to decrease loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

     During the year ended June 30, 1998, the Company adopted SFAS No. 128, Earnings Per Share. This statement replaces the presentation of primary earnings or loss per share (EPS) with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures and requires reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of SFAS 128 did not result in a changed into the previously presented EPS for the year ended June 30, 1997.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     The Financial Accounting Standards Board (FASB) recently issued SFAS No. 130, Reporting Comprehensive Income. This statement is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes requirements for disclosure of comprehensive income and its components, which includes, among other items, unrealized gains or losses from marketable securities that previously were only reported as a component of shareholders' equity. Reclassification of earlier financial statements for comprehensive purposes is required. Management believes that implementation of SFAS No. 130 will not materially impact the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information and in February 1998, the FASB issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. Both of these statements require disclosure only and therefore will not impact the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities, therefore management believes SFAS No. 133 will not impact the Company's financial statements.

     RECLASSIFICATIONS:

     Certain amounts reported in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

2.   GOING CONCERN, RESULTS OF OPERATIONS, AND MANAGEMENT'S PLANS:

     The Company's financial statements for the year ended June 30, 1998 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended June 30, 1998, the Company reported a net loss of $1,137,334 and a deficit of $1,624,426. The Company has experienced difficulty and uncertainty in meeting its liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Management has implemented an operating plan to address these concerns. In July 1998, the Company received significant financing through an equity agreement to sell shares of Series B convertible preferred stock to a third party (Note 12). The agreement is for a two-year period and will allow the Company to sell the third party up to $8,500,000 of preferred stock. The Company received $500,000 on July 23, 1998.

     Along with the subsequent funding, the Company's operating plan includes achieving sales and royalty revenue through licensing of its Particle Interconnect technology, and maintaining cost reduction efforts through continued supervision of labor and general and administrative expenses. Actions presently being taken under the operating plan and the subsequent financing have been planned in order to meet cash needs for the year ending June 30, 1999. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

3.   PARTICLE INTERCONNECT AND SERIES A PREFERRED STOCK:

     In February 1998, the Company acquired the Particle Interconnect technology from Particle Interconnect Corporation (a wholly-owned subsidiary of Intercell) in exchange for 7,250,000 shares of common stock and 100 shares of Series A preferred stock. Prior to the acquisition of the technology, Particle Interconnect Corporation primarily incurred expenses related to the research and development of Particle Interconnect, but had no revenue producing activities or any other significant ongoing business activities.

     The Series A preferred stock has voting rights equal to 7,250,000 shares of common stock and an aggregate liquidation preference of $2,265,625. Each share of Series A preferred stock is convertible to 72,500 shares of common stock. Dividends accumulate on the Series A preferred stock at 8% of the liquidation preference amount. Any dividends not declared and paid are, at the option of the holder, also convertible to common stock of the Company at the same conversion rate as the Series A preferred stock. At June 30, 1998, cumulative unpaid dividends were $60,417. The Company may redeem the Series A preferred stock, with six months notice, for the liquidation preference amount.

4.   NOTE RECEIVABLE:

     In connection with the sale of the Sunlight dealerships and distributorships in November 1996 (Note 8), the Company received a $60,000 non-interest bearing note receivable. Interest was imputed on the note at 10%. At June 30, 1998, the outstanding balance of the note and the unamortized balance of the discount were $45,000 and $6,261, respectively. Monthly payments under the note are $1,250 through June 2001. The note is collateralized by the property and equipment related to the dealerships and distributorships.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

5.   NOTES PAYABLE:

     RELATED PARTY:

     Notes payable, related party, consist of two notes payable to an affiliate of certain minority shareholders of the Company. The notes have outstanding balances of $100,000 and $44,000 at June 30, 1998, and bear interest at 10% and 8%, respectively.

     OTHER:

     Notes payable, other, consist of two unsecured notes with payable outstanding balances of $68,513 and $25,000 at June 30, 1998, and bear interest at 8% and 9%, respectively.

6.   RELATED PARTY TRANSACTIONS:

     Accounts payable and accrued expenses, related parties, consist of $4,720 of accrued interest expense and $142,027 owed to Intercell for certain general and administrative expenses paid by Intercell on behalf of the Company at June 30, 1998. Accounts payable and accrued expenses, related parties, consisted of $31,500 owed to an affiliate for management services at June 30, 1997.

     Related party general and administrative expenses during the years ended June 30, 1998 and 1997 consist of the following:

                                                            1998               1997                1996
Expenses paid by Intercell:
  Salaries and benefits                                   $ 96,307
  Legal                                                     80,917
  Travel                                                    24,733
  Other                                                     13,587
                                                          --------
                                                           215,544

Management services, to affiliates of
  certain minority shareholders:
   In exchange for common stock (Note 7)                    81,858
   In exchange for cash                                     57,240            $91,000          $
                                                          --------            -------          ----------

                                                          $354,642            $91,000          $
                                                          ========            =======          ==========

7.   COMMON STOCK, STOCK OPTIONS AND WARRANTS ISSUED FOR SERVICES:

     COMMON STOCK:

     During the year ended June 30, 1998, the Company issued 1,041,593 shares of common stock in exchange for services valued at $550,324 based on the quoted market price of the Company's

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

     common stock at the date the services were performed. The shares were issued for the following services:

                                                                         SHARES                   AMOUNT
      Affiliates, management services                                    420,000                $ 81,858
      Employees, compensation                                             96,593                 173,858
      Third parties, investment related services                         525,000                 294,608
                                                                       ---------                --------

                                                                       1,041,593                $550,324
                                                                       =========                ========

     STOCK OPTIONS AND WARRANTS:


     In exchange for services received, the Company granted stock options and warrants to employees and third parties for the purchase of 5,700,000 shares of common stock (5,000,000 relating to employees and 700,000 relating to third parties). The options and warrants have a weighted-average exercise price of $0.34 per share and expire between April 2002 and February 2008. The fair value of the options and warrants granted to third parties was not significant based on the Black-Scholes option pricing model using the assumptions outlined below.

     The Company applies APB No. 25 "Accounting for Stock Issued to Employees" in accounting for stock options granted to employees. As the exercise prices of the options granted to employees was equal to or greater than the market price of the Company's stock at the date of grant, no compensation expense was recorded. The Company has determined the pro forma impact of the options granted as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The Black-Scholes option-pricing model was used with the following weighted-average assumptions: no dividend yield; expected volatility of 15%; risk free interest rate of 5.85%; and expected lives of approximately 9.6 years. The weighted average fair value of options granted during the year ended June 30, 1998 was approximately $0.006 per share. The pro forma effect of these options for the year ended June 30, 1998 was approximately $30,000 and the impact on net loss and net loss per share is as follows:

          Pro forma net loss                            $(1,167,334)
          Pro forma net loss applicable to
           common shareholders                          $(1,227,751)
          Pro forma loss per common share               $     (0.19)


     These pro forma calculations only include the effects of the grants for the year ended June 30, 1998. As such, the impacts are not necessarily indicative of the effects on reported net income of future years.

8.   DISCONTINUED OPERATIONS:

     On November 1, 1996, the Company sold its dealerships, distributorships and assets related to its Sunlight skylight business operations. The Company received cash of $18,700 and non-interest bearing notes of $90,000 (discounted at 10% to $72,053) and recognized a loss on this sale of $134,947. The loss from the operations consisted of the following:

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

     Revenues                                             $  37,894
     General and administrative expenses                   (211,805)
                                                          ---------

                                                          $(173,911)
                                                          =========

9.   IMPAIRMENT OF OIL AND GAS PROPERTIES:

     The Company was originally formed in 1985 to invest in and develop oil and gas properties. The Company's remaining investment in an oil and gas property produced only minimal revenues during the year ended June 30, 1998, and management determined that the investment was probably not recoverable. Therefore, the Company recognized an impairment loss of $171,970 in February 1998. The impairment loss is included in general and administrative expense in the accompanying statement of operations.

10.  LICENSE AGREEMENTS:

     The Company has several license agreements with third parties which allow the third parties to utilize defined aspects of the intellectual property rights in return for royalty fees. All but one license agreement has been idle since the Company acquired the property rights and therefore these agreements have not produced any royalty fees for the Company. With regard to all current licensees, the Company is involved in pending litigation with a third party who is asserting ownership of the rights to the related royalty revenues. Royalties under this agreement through June 30, 1998 total approximately $24,000. These monies are being held in an escrow account, outside of the Company's control, until the litigation is resolved. Although management believes that the Company will be ultimately successful in defending this matter, the Company has not recognized any royalty revenue until it can determine the ultimate outcome. In the opinion of management, the ultimate disposition of this matter will not have a material impact on the Company's operations or the further development of the Particle Interconnect technology.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

11.  INCOME TAXES:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets as of June 30, 1998 and 1997 are as follows:

                                                                1998                    1997

     Noncurrent deferred tax assets:                              $ 550,000               $ 180,000
       Net operating loss carryforwards                               4,000
       Intellectual property rights

     Noncurrent deferred tax liabilities:
       Unrealized gains on securities                                                        (9,000)

     Valuation allowance                                           (554,000)               (171,000)
                                                             --------------          --------------

     Net deferred tax assets                                      $                       $
                                                             ==============          ==============

     The reconciliation between taxes computed at the statutory federal tax rate and the effective tax rate for the years ended June 30, 1998, 1997 and 1996 is as follows:

                                                      1998                  1997                    1996
Expected income tax benefit                        $(383,000)            $(165,000)               $(1,000)
Increase in valuation allowance                      383,000               165,000                  1,000
                                                   ---------             ---------                -------

Actual income tax benefit                          $                     $                        $
                                                   =========             =========                =======

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

11.  INCOME TAXES (CONTINUED):

     At June 30, 1998, the Company has net operating loss carryforwards available to reduce future taxable income of approximately $1,618,000, expiring between 2010 through 2013 as follows:

                                                          NET
                         YEAR                        OPERATING LOSS

                         2010                         $    2,000
                         2011                              3,000
                         2012                            487,000
                         2013                          1,126,000
                                                      ----------

                                                      $1,618,000
                                                      ==========

12.  SUBSEQUENT EVENT:

     On July 23, 1998, the company executed a Securities Purchase Agreement (the "Agreement") with a third party (Buyer). The Buyer agreed to acquire Series B convertible preferred stock (Series B Shares) and Series C convertible preferred stock (Series C Shares) at specified closing dates. The Agreement is for a two-year period and will allow the Company to issue to the Buyer up to $8,500,000 of preferred stock. In addition, at each closing date, the Company agreed to issue to the Buyer, as additional consideration a warrant (Warrant). Terms of the Agreement are as follows:

     (a) At the first closing, on July 23, 1998, the Company issued 50,000 Series B Shares at $10 per share resulting in net proceeds of $440,000 net of $60,000 of issuance costs. At the second and third closings, scheduled to be executed in August and September, 1998, the Buyer was to acquire 50,000 Series B Shares at $10 per share at each closing.
          As of September 28, 1998, the second and third closings have not been executed. Management is in the process of negotiating new agreement terms and believes that the financing will continue on a delayed schedule.

          The Series B Shares are non-voting with cumulative dividends of $0.70 per share per year and are redeemable by the Company at $12 per share plus any accumulated and unpaid dividends. The Series B Shares are convertible into shares of the Company's common stock at a conversion rate of $10 per share plus accumulated and unpaid dividends, divided by the lesser of 110% of the average closing bid price of the Company's common stock for the five days prior to the purchase of the Series B Shares or 80% of the average closing bid price of the Company's common stock for the five days prior to the conversion date.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

12.  SUBSEQUENT EVENT (CONTINUED):

     (b) Under the Agreement, through July 2000, the Buyer is to acquire a minimum of 250,000 Series C Shares and a maximum of 700,000 Series C Shares, in defined tranches, at the Company's option. The first Series C tranche may not occur until at least 30 days after the effective date of a registration statement. Certain defined conditions must be met before a sale of Series C Shares can occur, including a requirement that the average daily share price for the Company's common stock must equal or exceed $1.75 per share for the 10 trading days prior to the closing.

          The Series C Shares are non-voting with cumulative dividends of $0.70 per share per year and are redeemable by the Company at $11.75 per share plus any accumulated and unpaid dividends. The Series C Shares are convertible into shares of the Company's common stock at a conversion rate of $10 per share plus accumulated and unpaid dividends, divided by 82.5% of the average closing bid price of the Company's common stock for the five days prior to the conversion date.

     (c) At each closing date of the Series B Shares and the Series C Shares, the Buyer is to receive a Warrant to purchase common stock of the Company. The number of shares into which each Warrant is exercisable is equal to the number of preferred shares acquired at that closing date. The exercise price of each Warrant is equal to 125% of the closing bid price of the Company's common stock on the closing date. These warrants expire 3 years after the date of issuance.

     (d) The Company has agreed to register the common shares underlying the Series B Shares, the Series C shares, the Warrant shares, and any shares related to accumulated and unpaid dividends under the Securities Act of 1933 and to keep the registration effective pursuant to Rule 415 of the 1933 Act. If the registration obligations are not met, the Company is required to pay the Buyer monthly damages equal to 1.5% of the cumulative purchase price of the Series B Shares and Series C Shares acquired by the Buyer.

     (e) If the Company does not sell the Buyer at least the minimum number of Series C Shares, the Company is required to issue the Buyer a warrant to purchase a number of shares of common stock equal to the difference between the minimum number of Series C Shares and the actual number sold. This warrant has an exercise price of $2.88 and shall be exercisable for 3 years.

          If the Buyer does not purchase Series B Shares or Series C Shares when offered for sale by the Company in accordance with the agreement, all Warrants previously issued to the Buyer shall be canceled.

                        NANOPIERCE TECHNOLOGIES, INC.

                        NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996

12.  SUBSEQUENT EVENT (CONTINUED):

     The accompanying balance sheet includes an unaudited pro forma balance sheet as of June 30, 1998, that gives effect to the July 23, 1998 issuance of 50,000 shares of Series B Shares under the Agreement as if the transaction had been consummated on June 30, 1998. The unaudited pro forma balance sheet should be read in conjunction with the historical financial statements of the Company. The unaudited pro forma balance sheet does not purport to be indicative of the financial position of the Company had the sale occurred on June 30, 1998 or to project the Company's financial position for any future period. The unaudited pro forma balance sheet includes pro forma adjustments to record the receipt of the $500,000 of cash upon the sale of shares, net of $60,000 of issuance costs.

                                                  NANOPIERCE TECHNOLOGIES, INC
                                                         BALANCE SHEET
                                                       SEPTEMBER 30, 1998
                                                          (UNAUDITED)

Current Assets:
Cash                                                                                                               $    227,251
 Current portion of notes receivable                                                                                     11,650
                                                                                                   ----------------------------

 Total current assets                                                                                                   238,901

Other assets:
 Intellectual property rights net of
  Accumulated amortization of $59,315                                                                                   940,685
 Marketable securities                                                                                                    1,491
 Notes receivable, net of current portion                                                                                26,184
 Deposits                                                                                                                32,925
                                                                                                   ----------------------------
 Total other assets                                                                                                   1,001,285

Total assets                                                                                                        $ 1,240,186
                                                                                                   ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable Related party                                                                                          88,528
 Accounts payable and accrued expenses                                                                                   50,162
 Notes payable current portion                                                                                           68,513
                                                                                                   ----------------------------
 Total current liabilities                                                                                              207,203

Stockholders' equity:
 Preferred stock,  $.0001 par value 5,000,000 shares authorized:
   Series A; 100 shares issued and outstanding;                                                                         500,000
     liquidation preference of $2,265,625; plus unpaid
     dividends, 8% dividend rate; cumulative
     unpaid dividends of $105,730
   Series B; maximum of 150,000 shares issuable;                                                                        589,600
     67,000 shares issued and outstanding; $0.70 per
     year per share cumulative dividend;
   Series C; maximum of 700,000 shares issuable;
     no shares issued and outstanding
 Common stock, $.0001 par value
   45,000,000 shares authorized, 12,500,476 shares                                                                        1,251
   issued and outstanding
 Additional paid in capital                                                                                           2,119,052
 Unrealized gain on securities available for sale                                                                         1,491
 Deficit                                                                                                             (2,178,411)
                                                                                                   ----------------------------
 Total stockholders' equity                                                                                           1,032,983

Total liabilities and stockholders' equity                                                                          $ 1,240,186
                                                                                                   ============================

                         NANOPIERCE TECHNOLOGIES, INC
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                           1998               1997
Revenues                                             $         0         $    1,169

General and administrative:
   Related parties                                        47,000
   Other                                                 502,739             33,971
                                              -------------------------------------

Loss from operations                                    (549,739)           (32,802)

Other income:
   Interest income                                           346
   Interest expense:
   Related party                                          (3,331)
   Other                                                  (1,261)
                                              -------------------------------------

Net loss                                                (553,985)           (32,802)

   Series A preferred stock dividend                     (45,313)
                                              -------------------------------------

   Net loss applicable to common shareholders          ($599,298)          ($32,802)
                                              =====================================

Net loss                                               ($553,985)          ($32,802)

Other comprehensive income (loss):
   Unrealized gain on securities
   available for sale                                      1,491             31,527
                                              -------------------------------------
Comprehensive loss                                     ($552,494)           ($1,275)
                                              =====================================

Net loss per common share:                                ($0.05)            ($0.01)
                                              -------------------------------------
Weighted average number of common shares              12,385,392          3,833,355
                                              =====================================

                         NANOPIERCE TECHNOLOGIES, INC
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THREE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                                  Additional     Unrelized
                              Preferred Stock              Common Stock             Paid-in       Gain On    Accumulated
                                  Shares          Amount      Shares      Amount    Capital      Securities    Deficit

Balance, July 1, 1998              100          $500,000    12,125,100    $1,213   $1,736,690      $1,491    ($1,624,426)

Stock issued for services                                     223,500        23      311,977
Issuance of Series B preferred,   75,000         660,000
    net of issuance costs
Series B preferred converted to   (8,000)         70,400      151,876        15       70,385
   common stock

Net loss                                                                                                       (553,985)
                                ---------------------------------------------------------------------------------------------------
Balance, September 30, 1998       67,100        $1,230,400  12,500,476     $1,251  $2,119,052      $1,491    ($2,178,411)
                                ===================================================================================================

                         NANOPIERCE TECHNOLOGIES, INC
                           STATEMENTS OF CASH FLOWS
                THREE MONTHS ENDED SEPTEMBER 30,  1998 AND 1997
                                  (UNAUDITED)

                                                                                                           1998         1997
Cash flows from operating activities
Net loss                                                                                              ($553,985)    ($32,802)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                                       25,000
     Amortized discount on notes receivable                                                                (346)      (1,169)
     Expenses incurred in exchange for common stock                                                     312,000
Change in assets and liabilities:
   (Increase) decrease in:
     Deposits                                                                                           (32,925)
     Accounts payable and accrued expenses                                                              (86,254)      22,174
                                                                                                   -------------------------
Net cash used in operating activities                                                                  (336,510)     (11,797)
                                                                                                   -------------------------

Cash flows from investing activities:

     Payments received on notes receivable                                                                1,250        1,250
                                                                                                   -------------------------
Net cash provided by investing activities                                                                 1,250        1,250
                                                                                                   -------------------------

Cash flows from financing activities:
     Proceeds from sale of preferred series B stock                                                     660,000
     Proceeds from notes payable                                                                                       4,500
     Payments on notes payable                                                                          (97,500)
                                                                                                   -------------------------

Net cash flows provided by financing activities                                                         562,500        4,500
                                                                                                   -------------------------

Net increase (decrease) in cash                                                                         227,240       (6,047)
Cash, beginning                                                                                              11        8,127
                                                                                                   -------------------------
Cash, ending                                                                                         $  227,251   $    2,080
                                                                                                   =========================

                         NANOPIERCE TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

1.   Business, organization and summary of significant accounting policies:

     Presentation of Interim Information:

     In the opinion of the management of Nanopierce Technologies, Inc. (the Company), the accompanying unaudited financial statements include all material adjustments including all normal recurring adjustments, considered necessary to present fairly the financial position as of September 30, 1998 and 1997 and the results of operations for the quarters ended September 30, 1998 and 1997 and cash flows for the quarters ended September 30, 1998 and 1997. Interim results are not necessarily indicative of results for a full year.

     The financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's last Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998. It is the Company's opinion that, when the interim statements are read in conjunction with the June 30, 1998 Annual Report on Form 10-KSB, the disclosures are adequate to make the information presented not misleading. The results of operations for the three months ended September 30, 1998 and 1997 are not necessarily indicative of the operating results for the year.

     Business:

     Nanopierce Technologies, Inc. (the Company) is engaged in the design, development and licensing of products using its electronic connection technology intellectual property. The intellectual property, called Particle Interconnect, consists of patents, pending patent applications, patent applications in preparation, trade secrets, trade names and trademarks. The Particle Interconnect technology improves electrical, thermal and mechanical characteristics of electronic products. The Company markets Particle Interconnect to technology companies in various industries for a wide range of applications. The Company has not recognized any royalty revenue through September 30, 1998, pending the resolution of litigation regarding a license agreement.

     Organization:

     The Company was originally formed in July 1985 under the name of Mendell-Denver Corporation (Mendell). At July 1, 1996, Mendell was essentially a shell company with no significant business operations. In July 1996, Mendell acquired all of the outstanding common stock of Sunlight Systems, Ltd. (Sunlight) and Mendell was merged into Sunlight. For accounting purposes, the transactions have been treated as an acquisition of Mendell by Sunlight and as a re-capitalization of Sunlight.

     Sunlight was a dealer in Colorado and Nevada and a distributor in Illinois, Ohio, Michigan and Indiana of skylights. In November 1996, Sunlight sold its dealerships and distributorships (Note 8).

     In February 1998, Sunlight acquired the Particle Interconnect technology from Particle Interconnect Corporation, a wholly owned subsidiary of Intercell Corporation (Intercell). In exchange for Particle Interconnect, Sunlight issued to Intercell 7,250,000 shares of its common stock, and 100 shares of its Series A voting preferred stock. In connection with this transaction, Sunlight changed its name to Nanopierce Technologies, Inc. After the transaction, Intercell owns approximately 60% of the outstanding common stock of the Company and approximately 74% of the common stock on a diluted basis, considering the voting and conversion rights of the Series A preferred stock.

     Reverse stock split:

     In February 1998, the Company effected a one-for-three reverse stock split of its common stock. All references in the financial statements to number of shares and per share amounts have been restated to reflect the reverse stock split.

     Use of estimates in the financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Loss per Share:

     Loss per share of common stock is computed based on the weighted average number of common shares outstanding during the year. Stock options, warrants and convertible preferred stock are not considered in the calculation as the impact of the potential common shares would be to decrease loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

     Comprehensive income:

     On July 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This standard establishes requirements for disclosure of comprehensive income and its components, which includes, among other items, unrealized gains or losses from marketable securities that previously were only reported as a component of shareholders' equity. Items of comprehensive income relate to unrealized gains on securities available for sale. Reclassification of earlier financial statements for comprehensive purposes is required. The financial statements for the three months ended September 30, 1997, have been reclassified to disclose items of comprehensive income. There are no significant tax effects related to these items.

     Recently issued accounting pronouncements:

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information and in February 1998, the FASB issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. Both of these statements require disclosure only and therefore will not impact the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging activities. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities, therefore management believes SFAS No. 133 will not impact the Company's financial statements.

     Reclassifications:

     Certain amounts reported in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

2.   Particle Interconnect and Series A preferred stock:

     In February 1998, the Company acquired the Particle Interconnect technology from Particle Interconnect Corporation (a wholly-owned subsidiary of Intercell) in exchange for 7,250,000 shares of common stock and 100 shares of Series A preferred stock. Prior to the acquisition of the technology, Particle Interconnect Corporation primarily incurred expenses related to the research and development of Particle Interconnect, but had no revenue producing activities or any other significant ongoing business activities.

     The Series A preferred stock has voting rights equal to 7,250,000 shares of common stock and an aggregate liquidation preference of $2,265,625. Each share of Series A preferred stock is convertible into 72,500 shares of common stock. Dividends accumulate on the Series A preferred stock at 8% of the liquidation preference amount. Any dividends not declared and paid are at the option of the holder, also convertible to common stock of the Company at the same conversion rate as the Series A preferred stock. At September 30, 1998, cumulative unpaid dividends were $105,730. The Company may redeem the Series A preferred stock, with six months notice, for the liquidation preference amount.

3.   Common stock, stock options and warrants issued for services:

     During the quarter ended September 30, 1998, the Company issued 223,500 shares of common stock in exchange for services valued at $311,977 based on the quoted market price of the Company's common stock at the date the services were performed. The shares were issued to third parties for investment related services.

4.   License agreements:

     The Company has several license agreements with third parties which allows the third parties to utilize defined aspects of the intellectual property rights in return for royalty fees. All but one license agreement has been idle since the Company acquired the property rights and therefore these agreements have not produced any royalty fees for the Company. With regard to all current licensees, the Company is involved in pending litigation with a third party who is asserting ownership of the rights to the related royalty revenues. Royalties under this agreement through June 30, 1998 total approximately $24,000. These monies are being held in an escrow account, outside of the Company's control, until the litigation is resolved. Although management believes that the Company will be ultimately successful in defending this matter, the Company has not recognized any royalty revenue until it can determine the ultimate outcome. In the opinion of management, the ultimate disposition of this matter will not have a material impact on the Company's operations or the further development of the Particle Interconnect technology.

5.   Preferred stock Series B:

     On July 23, 1998, the Company executed a Securities Purchase Agreement (the "Agreement") with a third party (Buyer). The Buyer agreed to acquire Series B convertible preferred stock (Series B Shares) and Series C convertible preferred stock (Series C Shares) at specified closing dates. The Agreement is for a two-year period and will allow the Company to issue to the Buyer up to $8,500,000 of preferred stock. In addition, at each closing date, the Company agreed to issue to the Buyer, as additional consideration a warrant (Warrant). Terms of the Agreement are as follows:

     a. At the first closing, on July 23, 1998, the Company issued 50,000 Series B Shares at $10 per share resulting in net proceeds of $440,000 net of $60,000 of issuance costs. The second closing scheduled for August was executed in part on September 29, 1998 for 25,000 Series B shares at $10 per share resulting in net proceeds of $220,000 net of $30,000 of issuance costs. The balance due on the second and third closings has been cancelled by mutual consent of the Company and the Buyer. The Company is no longer looking for additional investment in the Series B or Series C preferred shares. Management is in the process of negotiating new agreement terms with additional investors. The Company has yet to identify a qualified investor to fulfill the immediate cash requirements of the Company.

          The Series B Shares are non-voting with cumulative dividends of $0.70 per share per year and are redeemable by the Company at $12 per share plus any accumulated and unpaid dividends. The Series B Shares are convertible into shares of the Company's common stock at a conversion rate of $10 per share plus accumulated and unpaid dividends, divided by the lesser of 110% of the average closing bid price of the Company's common stock for the five days prior to the purchase of the Series B Shares or 80% of the average closing bid price of the Company's common stock for the five days prior to the conversion date.

===============================================================================

  The only sources of information given to you by the Company about your investment decision are the Prospectus and any documents referred to in this Prospectus. We did not authorize anyone to give you any other information about your investment decision.

  This Prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive such offers for sale are prohibited from doing so under state law, this Prospectus is not meant to induce sale of the securities described in this Prospectus.

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----
PROSPECTUS SUMMARY....................................................   1
RISK FACTORS..........................................................   4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................  11
DIVIDEND POLICY.......................................................  12
PRICE RANGE OF COMMON STOCK...........................................  12
USE OF PROCEEDS.......................................................  13
SELECTED FINANCIAL DATA...............................................  14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............................................  15
THE COMPANY...........................................................  19
MANAGEMENT............................................................  29
EXECUTIVE COMPENSATION................................................  30
OPTION GRANTS TABLE...................................................  32
AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE...........  32
CERTAIN TRANSACTIONS..................................................  34
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS..........................  36
DESCRIPTION OF SECURITIES.............................................  39
SHARES ELIGIBLE FOR FUTURE SALE.......................................  43
SELLING HOLDERS.......................................................  44
PLAN OF DISTRIBUTION..................................................  46
EXPERTS...............................................................  47
AVAILABLE INFORMATION.................................................  48
ADDITIONAL INFORMATION................................................  48
INDEX TO FINANCIAL STATEMENTS......................................... F-1


                       13,506,604 SHARES OF COMMON STOCK
                                      AND

                        470,000 COMMON STOCK PURCHASE
                                   WARRANTS

                                      AND

                       58,500 SHARES OF PREFERRED STOCK




                                  NANOPIERCE
                              TECHNOLOGIES, INC.


                          COMMON STOCK, COMMON STOCK
                               PURCHASE WARRANTS AND
                                PREFERRED STOCK


                             _____________________

                                  PROSPECTUS
                             _____________________





                               JANUARY 11, 1999

===============================================================================